                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                       DR. WALTER JANKE AND LALITA JANKE,

                                   AS SELLERS,

                   AMERICA'S HEALTH CHOICE MEDICAL PLANS, INC.

                                       AND

                                 NEWQUEST, LLC,

                                    AS BUYER

                                  MAY 30, 2006

                                TABLE OF CONTENTS

SECTION 1.   DEFINITIONS......................................................................................    1
    1.1.     CERTAIN DEFINED TERMS............................................................................    1
    1.2.     OTHER DEFINITIONS................................................................................    5

SECTION 2.   PURCHASE AND SALE OF STOCK.......................................................................    7
    2.1.     PURCHASE AND SALE OF COMPANY STOCK...............................................................    7
    2.2.     TRANSFER OF STOCK................................................................................    7

SECTION 3.   PURCHASE PRICE AND ESCROW MATTERS................................................................    7
    3.1.     CALCULATION OF PURCHASE PRICE....................................................................    7
    3.2.     PAYMENT OF PURCHASE PRICE; ESTABLISHMENT OF ESCROW...............................................    7
    3.3.     CLOSING BALANCE SHEET AND INITIAL CALCULATION OF PROFORMA NET WORTH..............................    7
    3.4.     POST-CLOSING PROFORMA NET WORTH ADJUSTMENT.......................................................    9
    3.5.     ESCROW ACCOUNT...................................................................................   11

SECTION 4.   CLOSING..........................................................................................   12

SECTION 5.   REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY...........................................   12
    5.1.     ORGANIZATION AND QUALIFICATION...................................................................   12
    5.2.     AUTHORIZATION....................................................................................   12
    5.3.     CAPITALIZATION...................................................................................   13
    5.4.     REAL PROPERTY....................................................................................   13
    5.5.     CONTRACTS AND COMMITMENTS........................................................................   13
    5.6.     PERMITS..........................................................................................   15
    5.7.     COMPLIANCE MATTERS...............................................................................   15
    5.8.     GOVERNMENTAL AUDITS AND INVESTIGATIONS...........................................................   16
    5.9.     NO CONFLICT OR VIOLATION; THIRD PARTY AND GOVERNMENTAL CONSENTS..................................   17
    5.10.    FINANCIAL STATEMENTS.............................................................................   17
    5.11.    ABSENCE OF CERTAIN CHANGES.......................................................................   18
    5.12.    LITIGATION.......................................................................................   19
    5.13.    UNDISCLOSED LIABILITIES..........................................................................   19
    5.14.    COMPLIANCE WITH LAW..............................................................................   20
    5.15.    PROPRIETARY RIGHTS...............................................................................   20
    5.16.    EMPLOYEES........................................................................................   20
    5.17.    EMPLOYEE BENEFIT PLANS...........................................................................   20
    5.18.    LABOR RELATIONS..................................................................................   22
    5.19.    ENVIRONMENTAL, HEALTH, AND SAFETY................................................................   23
    5.20.    TAX MATTERS......................................................................................   23
    5.21.    INSURANCE, BANKS, POWERS OF ATTORNEY.............................................................   24
    5.22.    SUBSIDIARIES; AFFILIATE TRANSACTIONS.............................................................   25
    5.23.    TITLE TO AND CONDITION OF ASSETS.................................................................   25
    5.24.    CHANGE IN CONTROL PAYMENTS.......................................................................   25
    5.25.    BROKERS..........................................................................................   25
    5.26.    CONDUCT OF BUSINESS..............................................................................   25
    5.27.    BOOKS AND RECORDS................................................................................   25
    5.28.    RATE CAPS AND GUARANTEES.........................................................................   25
    5.29.    IBNR REPORT......................................................................................   26
    5.30.    DISCLOSURE.......................................................................................   26

SECTION 6.   REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS...............................................   26
    6.1.     AUTHORIZATION....................................................................................   26
    6.2.     NO CONFLICT OR VIOLATION.........................................................................   26
    6.3.     COMPANY STOCK....................................................................................   27
    6.4.     LITIGATION.......................................................................................   27
    6.5.     BROKER'S FEES....................................................................................   27

SECTION 7.   REPRESENTATIONS AND WARRANTIES RELATING TO BUYER.................................................   27
    7.1.     ORGANIZATION.....................................................................................   27
    7.2.     AUTHORIZATION....................................................................................   27
    7.3.     NO CONFLICT OR VIOLATION.........................................................................   27
    7.4.     CONSENTS.........................................................................................   28
    7.5.     BROKERS..........................................................................................   28
    7.6.     LITIGATION.......................................................................................   28
    7.7.     AVAILABLE FUNDS..................................................................................   28

SECTION 8.   AGREEMENTS PENDING THE CLOSING...................................................................   28
    8.1.     CONDUCT OF THE BUSINESS PENDING THE CLOSING......................................................   28
    8.2.     FULL ACCESS; DILIGENCE MATTERS...................................................................   29
    8.3.     NOTICES AND CONSENTS.............................................................................   29
    8.4.     FURTHER ASSURANCES...............................................................................   30
    8.5.     ERRORS AND OMISSIONS AND DIRECTORS AND OFFICERS INSURANCE........................................   30
    8.6.     FINANCIAL STATEMENTS.............................................................................   30
    8.7.     NOTICE OF INVESTIGATIONS, AUDITS, STATUS OF APPROVALS AND FILINGS, ETC...........................   30
    8.8.     EMPLOYEE MATTERS.................................................................................   30
    8.9.     TAX MATTERS......................................................................................   31
    8.10.    EXCLUSIVITY......................................................................................   31
    8.11.    NOTICE OF DEVELOPMENTS...........................................................................   32
    8.12.    RELEASES.........................................................................................   32

SECTION 9.   OTHER COVENANTS AND AGREEMENTS...................................................................   32
    9.1.     FURTHER ACTION...................................................................................   32
    9.2.     EXPENSES.........................................................................................   32
    9.3.     PUBLICITY........................................................................................   32
    9.4.     TAX MATTERS......................................................................................   33
    9.5.     NON-COMPETE; NON-SOLICITATION....................................................................   33
    9.6.     TRANSITION.......................................................................................   36
    9.7.     DISCLOSURE OF CONFIDENTIAL INFORMATION...........................................................   36
    9.8.     ACCESS TO INFORMATION FOLLOWING CLOSING..........................................................   36
    9.9.     USE OF BUSINESS NAME.............................................................................   36

SECTION 10.  CONDITIONS TO CLOSING............................................................................   37
    10.1.    CONDITIONS TO OBLIGATIONS OF EACH PARTY..........................................................   37
    10.2.    ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER....................................................   37
    10.3.    ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLERS..................................................   40

SECTION 11.  INDEMNIFICATION..................................................................................   41
    11.1.    INDEMNIFICATION BY THE PARTIES...................................................................   41
    11.2.    PROCEDURE FOR INDEMNIFICATION CLAIMS - THIRD PARTY CLAIMS........................................   43
    11.3.    EFFECT OF WAIVER OF CLOSING CONDITION............................................................   44
    11.4.    MANNER OF PAYMENT................................................................................   44
    11.5.    SURVIVAL OF SELLERS' OBLIGATIONS.................................................................   44
    11.6.    SURVIVAL OF BUYER'S OBLIGATIONS..................................................................   45
    11.7.    SURVIVAL OF CLAIMS...............................................................................   45
    11.8.    INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE.............................   45
    11.9.    TAX BENEFIT......................................................................................   45
    11.10.   INSURANCE........................................................................................   45
    11.11.   REDUCTION IN PURCHASE PRICE......................................................................   45
    11.12.   OTHER LIMITATIONS................................................................................   46
    11.13.   CERTAIN WAIVERS; ETC.............................................................................   46
    11.14.   EXCLUSIVE REMEDY.................................................................................   46

SECTION 12.  TERMINATION......................................................................................   46
    12.1.    RIGHT TO TERMINATE...............................................................................   46
    12.2.    EFFECT OF TERMINATION............................................................................   47

    12.3.      REMEDIES WITHOUT TERMINATION.....................................................................   47

SECTION 13.    MISCELLANEOUS....................................................................................   47
    13.1.      NOTICES..........................................................................................   47
    13.2.      BINDING EFFECT; BENEFITS.........................................................................   49
    13.3.      ENTIRE AGREEMENT.................................................................................   49
    13.4.      GOVERNING LAW; JURISDICTION......................................................................   49
    13.5.      WAIVER OF JURY TRIAL.............................................................................   49
    13.6.      COUNTERPARTS.....................................................................................   49
    13.7.      WAIVERS..........................................................................................   49
    13.8.      SURVIVAL.........................................................................................   50
    13.9.      INDEPENDENCE OF COVENANTS, REPRESENTATIONS AND WARRANTIES........................................   50
    13.10.     SCHEDULES AND EXHIBITS...........................................................................   50
    13.11.     INTEREST.........................................................................................   50
    13.12.     REMEDIES CUMULATIVE..............................................................................   50
    13.13.     SEVERABILITY.....................................................................................   51
    13.14.     ASSIGNABILITY....................................................................................   51
    13.15.     PARTICIPATION IN DRAFTING........................................................................   51

                         TABLE OF SCHEDULES AND EXHIBITS

 SCHEDULES
-----------
                 Allocation Schedule
                 Excluded Asset Schedule
     3.3         Form of Closing Balance Sheet
     5.3         Capitalization
     5.4         Real Property
     5.5         Material Contracts
    5.5-A        Provider List
    5.5-B        Subscriber List
     5.6         Permits
     5.7         Compliance with State and Certification Requirements
     5.8         Governmental Audits and Investigations
     5.9         Third Party and Governmental Consents
    5.10         Financial Statements
    5.11         Absence of Certain Changes
    5.12         Litigation
    5.15         Proprietary Rights
    5.16         Employees
    5.17         Employee Benefit Plans
    5.20         Tax Matters
    5.21         Insurance, Banks, Powers of Attorney
    5.22         Subsidiaries; Affiliate Transactions
    5.24         Change in Control Payments
    5.25         Brokers
    5.28         Rate Caps and Guarantees
     7.4         Buyer Consents
  10.2(vi)       Clinic Assets and Liabilities to be Transferred as of Closing
  10.2(vii)      Management Services Agreement
 10.2(viii)      Lease Schedules
  10.2(ix)       Contracts to be Terminated at Closing
 11.1(i)(h)      Indemnification Schedule

  EXHIBITS
------------
   10.2(v)       Medical Group Services Agreement

  10.2(vii)      Management Agreement
 10.2(xiii)      Option
10.2(xiv)(g)     Opinion of Sellers' Counsel
10.2(xiv)(h)     Escrow Agreement
10.3(iii)(d)     Opinion of Buyer's Counsel

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of May 30, 2006, is by and among Dr. Walter H. Janke and Lalita Janke (the "Sellers" and each individually a "Seller"), America's Health Choice Medical Plans, Inc., a Florida corporation (the "Company"), and NewQuest, LLC, a Texas limited liability company ("Buyer"). For purposes of this Agreement, the "Parties" shall mean the Sellers and the Company, on the one hand, and Buyer, on the other hand (each individually a "Party").

      WHEREAS, the Company is a health maintenance organization operating pursuant to Section 641.21 of the Florida Statutes currently conducting business as a Medicare and Medicaid health maintenance organization (the "Business");

      WHEREAS, the Sellers own, beneficially and of record, all of the issued and outstanding capital stock of the Company (the "Company Stock");

      WHEREAS, the Buyer desires to purchase from Sellers, and Sellers desires to sell to Buyer, all of the Company Stock, on the terms and subject to the conditions set forth herein; and

      WHEREAS, as a condition and material inducement to Buyer's willingness to enter into this Agreement, the applicable parties shall enter into and deliver the Management Agreement and the Medical Group Services Agreement simultaneously with the execution of this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

                                   SECTION 1.
                                   DEFINITIONS

      1.1. CERTAIN DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

      "AFFILIATE" of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such "control" will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person. Affiliate shall also mean with respect to the Sellers any individual related by blood, marriage or adoption to any Seller or any Person controlling, controlled by or under common control with such relative.

      "AUDITED FINANCIAL STATEMENTS" means the audited (in accordance with applicable statutory accounting procedures) balance sheets of the Company as of December 31, 2005 and 2004 and the related audited statements of operations, consolidated statements of changes in stockholder's equity and statements of cash flows of the Company for each of the three (3) years ended December 31, 2005, 2004 and 2003.

      "CLINIC ASSETS" means any assets of the Company used exclusively in the operation of the Company's outpatient medical facilities (as described on Schedule 10.2(vi)).

      "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. All citations to the Code, or to the treasury regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

      "CONFIDENTIAL INFORMATION" means all information of the Company of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the Business, products, financial condition or services of the Company or its respective suppliers, providers, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company's suppliers, providers, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and
(v) other information that would constitute Proprietary Rights. Notwithstanding the foregoing, the term "Confidential Information" shall not include information that (x) is or becomes generally known or available to the public through no unauthorized action or omission or any other action or omission outside of the Ordinary Course of Business on the part of any of the Sellers, the Company or any of its officers or directors, or any of their respective Affiliates at or prior to the time of disclosure; (y) becomes known to the disclosing party (or one of its Affiliates) after the Closing Date without any restriction on disclosure, which has not been disclosed to the disclosing party in violation of any agreement; or (z) is required to be disclosed by law, rule, regulation or judicial order, provided, however, that prompt notice of said requirement shall have been given to the Buyer (or the Company after the Closing).

      "DISCLOSURE SCHEDULE" means the schedules executed and delivered by Company and Sellers to Buyer which set forth the exceptions to the representations and warranties contained in SECTION 5 and SECTION 6 hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any schedule designated by a letter or number is a reference to the schedule designated by such letter or number which is included in the Disclosure Schedule, except that Schedule 7.4 shall be delivered by Buyer to Sellers and shall not be part of the Disclosure Schedule.

      "DOLLARS" or "$" means U.S. dollars.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ESCROW AGENT" means AmSouth Bank, N.A.

      "EXCLUDED ASSETS" means all cash and cash equivalents and investments of the Company, if any, in excess of the amounts required to satisfy the Proforma Net Worth Requirement as of and at the Closing Date (as finally adjusted pursuant to SECTION 3.4), and the assets described on the Excluded Assets Schedule.

      "FORM A" means a health maintenance organization regulatory approval form filed pursuant to the HMO Statute entitled "Acquisition of Controlling Interest of a Domestic Insurer."

      "GOVERNMENTAL AUTHORITY" means, any federal, state, local or foreign government, governmental agency, regulatory body, court, tribunal, or other governmental authority of any nature.

      "HMO STATUTE" means Chapter 641.17 through 641.3923 of the 2005 Florida Statutes and the applicable published rules and regulations promulgated thereunder, as amended from time to time.

      "INDEBTEDNESS" means all outstanding obligations for borrowed money or in respect of loans or advances, including all accrued interest, prepayment premiums or penalties related to any of the repayment of such Indebtedness at the Closing.

      "INTERIM BALANCE SHEET" means the unaudited balance sheet of the Company as of the Interim Financial Statement Date.

      "INTERIM FINANCIAL STATEMENTS" means the Interim Balance Sheet and the related unaudited statements of operations, statements of changes in stockholder's equity and statements of cash flows of the Company for the period then ended.

      "INTERIM FINANCIAL STATEMENT DATE" means April 30, 2006.

      "KNOWLEDGE" means, when any representation or warranty is based upon a Party's knowledge, (i) with respect to Sellers, their knowledge, after due inquiry of the Chief Executive Officer, controller or other relevant officer of the Company who would reasonably be expected to have knowledge of the matter, and (ii) with respect to any other Party, the knowledge of the senior managers and officers of such Party, after due inquiry with the relevant officer who would reasonably be expected to have knowledge of the matter.

      "LAW" means any federal, state, local, foreign, international or multinational law (including principles of common law), statute, rule, regulation, constitution, treaty, ordinance or other provisions having the force or effect of Law.

      "LIEN" means any charge, claim, community property interest, equitable interest, lien (statutory or other), encumbrance, option, pledge, hypothecation, assignment, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

      "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means a change, effect, condition, or circumstance that, in the reasonable judgment of Buyer, is, or could reasonably be expected to be, material and adverse to the business, operations, assets, liabilities, financial condition, value, business prospects, ability to deliver services, operating results, cash flow, net worth or customer or provider relations of the Company, or otherwise materially adversely affecting the ability of Sellers to consummate the transactions contemplated hereby, but excluding any material and adverse change, effect, condition, or circumstance arising from or relating to (i) business or economic conditions generally affecting the national business or economic markets as a whole and not affecting the Company in any materially more adverse manner or degree therefrom,
(ii) changes resulting from terrorism, acts of war, or military actions, or
(iii) any action taken or not taken at the express written direction of Buyer or otherwise taken expressly in accordance with this Agreement.

      "MEDICAL RESOURCES LETTER OF CREDIT" means that Irrevocable Standby Letter of Credit, dated November 15, 2005, in the face amount of $5,000,000 applied for by Medical Resources, LLC and issued by Merrill Lynch & Co. in favor of the Company.

      "NET WORTH REQUIREMENT" means the statutory surplus, financial solvency and other requirements of the Florida Office of Insurance Regulation applicable to the Company.

      "OPTION ENTITIES" means Medical Resources, LLC, Family Futures, LLC and Doctor's Resources, Inc.

      "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court or other Governmental Authority or by any arbitrator.

      "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to scope, quantity, quality and frequency), without the requirement of a separate or special authorization by the board of directors, managers, stockholders or members of a Person.

      "PERMITS" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority necessary for the conduct of, or relating to the operation of, the Business.

      "PERMITTED LIENS" means (i) materialmen's, mechanics', carriers', workmen's, repairmen's or other like Liens arising in the Ordinary Course of Business for amounts not yet due or which are being contested in good faith by appropriate proceedings, (ii) Liens for current Taxes or special assessments not yet due or any Taxes being contested in good faith by appropriate proceedings,
(iii) Liens, easements, rights of way, encroachments, restrictions or similar conditions affecting or burdening the Company's assets which individually or in the aggregate do not detract materially from the use or value of the assets,
(iv) purchase money Liens and Liens securing rental payments under capital lease arrangements, and (v) statutory landlord's Liens related to the rental of real property.

      "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

      "PRE-CLOSING LIABILITIES" means all claims, costs, and obligations of any kind (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown to the Company or Sellers, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or any state of facts existing at or prior to the Closing
Date) including, without limitation, accounts payable, deferred revenue, Premium Deficiency Reserves and Federal Reconciliation Adjustments as defined below, (including legal fees and costs related thereto, and the cost of administering such claims and expenses, including loss adjustment expenses), and any liability under any federal, state or local health benefits program, including but not limited to Medicare and Medicaid programs.

      "PROFORMA NET WORTH" means the excess, if any, of the value of the Company's aggregate cash and cash equivalents, investments and the other admitted assets as of such date over the Company's total liabilities, as reflected on the Closing Balance Sheet or Settlement Balance Sheet, as the case may be.

      "PROFORMA NET WORTH REQUIREMENT" means the Proforma Net Worth required to equal the Net Worth Requirement as of the date of measurement.

      "PROPRIETARY RIGHTS" means all (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof,
(iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), and (vii) other intellectual property rights.

      "TAX" or "TAXES" means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; and (ii) liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

      1.2. OTHER DEFINITIONS. The following terms are defined in the Sections hereof listed below:

              DEFINED TERM                          SECTION
---------------------------------------           -----------
"SECTION 338(h)(10) Election"                     9.4(iv)
"ACTIONS"                                         5.12
"APPLICABLE RATE"                                 13.11
"AGREEMENT"                                       PREAMBLE
"BUSINESS"                                        PREAMBLE
"BUYER"                                           PREAMBLE
"BUYER PARTIES"                                   11.1(I)
"CLAIMS"                                          11.1(I)
"CLAIMS RESERVE"                                  3.3(I)(I)
"CLOSING"                                         4
"CLOSING BALANCE SHEET"                           3.2
"CLOSING DATE"                                    4
"CLOSING DEADLINE"                                12.1(IV)
"COMPANY"                                         PREAMBLE
"COMPANY STOCK"                                   PREAMBLE
"CONFIDENTIALITY AGREEMENT"                       8.2
"CONSULTING AGREEMENT"                            8.2
"EMPLOYEE BENEFIT PLAN"                           5.17
"ENVIRONMENTAL AND SAFETY REQUIREMENTS"           5.19
"ESCROW ACCOUNT"                                  3.2(I)(A)
"ESCROW AGREEMENT"                                10.2(XIV)H)
"ESCROW AMOUNT"                                   3.2(I)(A)
"ESCROW RELEASE DATE"                             3.5

              DEFINED TERM                          SECTION
---------------------------------------           -----------
"FEDERAL RECONCILIATION ADJUSTMENTS"              3.3(I)(B)
"HIPAA"                                           5.7(II)
"IBNR RESERVE"                                    5.10(III)
"INDEMNIFICATION THRESHOLD"                       11.1(I)
"INDEMNITEE"                                      11.2(I)
"INDEMNITOR"                                      11.2(I)
"LICENSED PROPRIETARY RIGHTS"                     5.15
"MANAGEMENT AGREEMENT"                            10.2(VII)
"MATERIAL CONTRACTS"                              5.5
"MATERIAL PERMITS"                                5.6
"MEDICAL LOSS RATIO"                              5.31
"MEDICAL GROUP SERVICES AGREEMENT"                10.2(V)
"OTHER ACCRUALS"                                  5.10(III)
"PARTIES"                                         PREAMBLE
"PRE-CLOSING PERIOD"                              8.1
"PREMIUM DEFICIENCY RESERVES"                     3.3(I)(B)
"PROVIDER LIST"                                   5.5)
"PURCHASE PRICE"                                  3.1
"REAL PROPERTY LEASES"                            5.4(II)
"RESTRICTIVE COVENANTS"                           9.5(V)
"SELLERS"                                         PREAMBLE
"SETTLEMENT BALANCE SHEET"                        3.4(I)
"SETTLEMENT DATE"                                 3.4(I)
"SUBSCRIBER LIST"                                 5.5
"WALK-AWAY DATE"                                  12.1(VI)

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                                   SECTION 2.
                           PURCHASE AND SALE OF STOCK

      2.1. PURCHASE AND SALE OF COMPANY STOCK. Upon the terms and subject to the conditions contained herein, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Buyer all of their right, title and interest in the Company Stock, and Buyer will purchase the Company Stock from Sellers.

      2.2. TRANSFER OF STOCK. At the Closing, the Company Stock shall be transferred by Sellers to Buyer free and clear of any and all Liens.

                                   SECTION 3.
                        PURCHASE PRICE AND ESCROW MATTERS

      3.1. CALCULATION OF PURCHASE PRICE. Subject to the fulfillment or waiver of the conditions set forth in SECTION 10, Buyer agrees to pay or cause to be paid to Sellers, subject to SECTION 3.2 below, a purchase price for the Company Stock equal to Fifty Million Dollars ($50,000,000.00) (the "Purchase Price").

      3.2. PAYMENT OF PURCHASE PRICE; ESTABLISHMENT OF ESCROW. The Purchase Price shall be paid as follows:

            (i)   On the Closing Date,

                  (a) Buyer shall deposit Ten Million Dollars ($10,000,000.00) of the Purchase Price (the "Escrow Amount") with the Escrow Agent in order to fund the escrow account (the "Escrow Account") required pursuant to the Escrow Agreement, and

                  (b) Buyer shall pay the balance of the Purchase Price as follows:

                        (i) first, Buyer shall pay all Indebtedness of the
            Company as of the Closing Date in accordance with the applicable payoff letters described in SECTION 10.2(xiv)(k);

                        (ii) second, Buyer shall pay all unpaid amounts owing or
            to be owed to the Company's and Sellers' representatives and advisors in connection with the transactions contemplated by this Agreement in accordance with the applicable payoff letters described in SECTION 10.2(xiv)(i); and

                        (iii) third, Buyer pay to the Sellers pro rata based on
            their ownership of Company Stock by wire transfer of immediately available funds according to instructions furnished by Sellers not later than three (3) days prior to Closing an amount equal to the difference between (A) the Purchase Price less the Escrow Amount and
            (B) the amounts paid by Buyer pursuant to subsections (i) and (ii) above.

      3.3. CLOSING BALANCE SHEET AND INITIAL CALCULATION OF PROFORMA NET WORTH. At least five (5) days prior to the Closing, Sellers shall deliver to Buyer a certificate executed by the Sellers setting forth the estimated balance sheet of the Company as of the Closing Date, prepared in a manner consistent with the balance sheet as of April 30, 2006 attached hereto as Schedule 3.3 (the "Closing Balance Sheet"). The Closing Balance Sheet shall also set forth Seller's calculation of the estimated Proforma

Net Worth as of the Closing Date (together with detail acceptable to Buyer regarding the calculation thereof). The Closing Balance Sheet and Seller's calculation of the Proforma Net Worth shall be subject to Buyer's approval (which approval shall not be deemed an agreement as to the contents thereof. The Closing Balance sheet shall be prepared in accordance with statutory accounting principles set forth in the HMO Statute and accounting practices prescribed by the Florida Office of Insurance Regulation and, to the extent consistent with the statutory accounting principles set forth in the HMO Statute and accounting practices prescribed by the Florida Office of Insurance Regulation, the Company's past practices, subject only to the further adjustments or exceptions expressly provided below (which adjustments shall, for avoidance of doubt, control in the event of any conflicts with applicable statutory accounting principles and practices).

            (i)   ADDITIONAL BALANCE SHEET PRINCIPLES.

                  (a) Except as otherwise provided in subsections (b) - (i)
            below, (1) all accounting entries shall be taken into account regardless of their amount and all errors and omissions shall be corrected, (2) all proper adjustments shall be made (including reasonably anticipated losses or income arising prior to the Closing Date and for any transaction-specific adjustments), and (3) appropriate accruals for all liabilities and obligations for which accruals are appropriate in accordance with statutory accounting principles set forth in the HMO Statutes and accounting practices prescribed by the Florida Office of Insurance Regulation, applied on a basis consistent with the Company's past practices, shall be included.

                  (b) The Closing Balance Sheet shall include estimated
            accruals, based on past practice (except as otherwise required pursuant to this SECTION 3.3(i)), for all Pre-Closing Liabilities. Prior to Closing the Company shall settle all risk-sharing, withhold and provider incentive arrangements relating to periods prior to the most recent month end prior to Closing. "Premium Deficiency Reserves" shall mean reserves related to material accounts with a negative gross margin. "Federal Reconciliation Adjustments" shall mean any amount determined by the Office of Personnel Management as an overcharge as a result of the federal reconciliation process with respect to rates set prior to Closing, regardless of whether such determination results in a penalty or impairment of the Company's ability to draw from a contingency reserve fund. The cost of in-patient treatment commencing prior to Closing shall constitute Pre-Closing Liabilities to be recorded on the Closing Balance Sheet.

                  (c) The Closing Balance Sheet shall reflect that all
            receivables outstanding for greater than 90 days prior to the Closing shall have been collected or charged off; provided, however, that in the event any such charged-off receivables are collected post-Closing, such collections shall be reflected on the Settlement Balance Sheet.

                  (d) The accrued liabilities on such Closing Balance Sheet will include, among other things, the estimated amount of liability relating to the termination of employees pursuant to SECTION 8.8(i) hereof under the applicable employment Laws; the amount of all severance costs in connection with the severance arrangements made with employees prior to Closing; liabilities under employment contracts that have not been terminated, with a full release by the applicable employee in favor of the Company, as applicable, as of the Closing (including the maximum amount that may become payable after a change in control or similar event); and liabilities for stay bonuses presented to employees of the Company, as applicable, by the Company, as applicable, prior to Closing; but excluding amounts offered or paid by Buyer to any continuing employees prior to or after the Closing.

                  (e) In the event the Company has not purchased tail insurance coverage pursuant to SECTION 8.5, the Closing Balance Sheet shall contain an accrual for the costs for such tail insurance coverage to be in effect two years subsequent to the later of Closing or the current termination date of the Company's existing policy.

                  (f) The Closing Balance Sheet shall reflect that the assets of the Company to be transferred to a Company designee as part of the Clinic Assets and Excluded Assets prior to the Closing, and any liabilities included as part of the transfer of Clinic Assets and Excluded Assets, have been transferred effective as of the Closing Date, and the Closing Balance Sheet shall include appropriate adjustments and accruals relating to such disposition, including, without limitation, relating to Taxes, gains, depreciation and goodwill.

                  (g) No amount shall be reflected on the Closing Balance Sheet with respect to letters of credit or guarantees for the benefit of the Company, including, without limitation, the Medical Resources Letter of Credit, which letters of credit shall be terminated at or prior to Closing.

                  (h) The Closing Balance Sheet shall contain accruals for all costs (including any post-Closing obligations) associated with terminating or assigning the leases and other contracts listed on
            Schedule 10.2(ix).

                  (i) Notwithstanding anything contained in this Agreement to the contrary, the accrued amount for medical claims payable, including the IBNR Reserve, (the "Claims Reserve") set forth in the Closing Date Balance Sheet and the Settlement Balance shall be computed in a manner consistent with actuarial policies mutually agreed upon by Buyer and the Company, and shall include an additional margin of 20% applied to the estimate of future claims for adverse claims development.

            (ii) In the event the Pro Forma Net Worth as of the Closing Date as set forth on the Closing Balance Sheet is less than the Net Worth Requirement, Buyer shall withhold from the Purchase Price paid by Buyer to Seller pursuant to this Section 3 an amount equal to the difference between (a) the Net Worth Requirement and (ii) the Pro Forma Net Worth as of the Closing Date set forth on the Closing Balance Sheet.

      3.4.  POST-CLOSING PROFORMA NET WORTH ADJUSTMENT.

            (i) For purposes of determining whether the Closing Balance Sheet and the initial calculation of the Proforma Net Worth was accurate, Buyer shall prepare a restated balance sheet of the Company as of the Closing Date and a reconciliation of the Claims Reserve (as defined below) based on the Company's actual run-out experience with respect to accounts on the Closing Balance Sheet during the period from the Closing Date through one hundred eighty (180) days following the Closing Date (the "Settlement Date") and the resulting restated calculation of the Proforma Net Worth, which balance sheet shall be prepared by the Buyer, in accordance with the principles set forth in SECTION 3.3 (the "Settlement Balance Sheet") except as specified in SECTION 3.4(ii). Buyer shall also deliver therewith a reconciliation of accounts on the Closing Balance Sheet. From the Closing Date until the final resolution of the Settlement Balance Sheet and any related post-Closing adjustments, the Buyer agrees to provide Sellers, on a monthly basis, with unaudited financial statements of the Company and an INBR report showing the run-off of the IBNR as of the Closing Date promptly after such information is available.

            (ii) The Settlement Balance Sheet will reflect all Pre-Closing Liabilities, based upon the information from operations (including receivables not collected, assets not realized, run out of claims and other liabilities) over the period subsequent to Closing through the Settlement Date. The Claims Reserve on the Settlement Balance Sheet shall be determined on the basis of the actual loss experience of the Company with respect to medical claims incurred on or before the Closing Date and paid during the period following the Closing Date through and including the Settlement Date, as well as the reserve estimate for such claims still unpaid as of the Settlement Date. Such remaining reserve estimate shall be calculated on the basis of standard actuarial completion factor methods and consistent with the principles used to prepare the Closing Date Balance Sheet. In addition, the Settlement Balance Sheet shall adjust the amounts of assets reflected on the Closing Balance Sheet for the information from operations over the period prior to the Settlement Date. Furthermore, the Settlement Balance Sheet shall reflect loss adjustment expense based upon recorded claims reserves. The Settlement Balance Sheet shall not include a liability for estimated losses pursuant to health care risk contracts as required pursuant to Section 641.35(3)(a) of the Florida Statutes unless and to the extent there has been an actual default pursuant to a health care risk contract. There will be an accrual for contingent liabilities on the Settlement Balance Sheet in accordance with GAAP, taking into account information known at the Settlement Date.

            (iii) Buyer shall deliver the Settlement Balance Sheet, reconciliation statement and the resulting recalculation of the Proforma Net Worth to Sellers within thirty (30) days following the Settlement Date. Within thirty (30) days of receipt by Sellers of the Settlement Balance Sheet, Sellers shall notify Buyer of any good faith objections specifying in reasonable detail and the dollar amount of the specific items in dispute. From the date the Settlement Balance Sheet is delivered until the final resolution of the Settlement Balance Sheet and any related post-Closing adjustments, the Buyer agrees to provide Sellers access (upon reasonable prior notice, during normal business hours and in such manner as will not disrupt the operations of the Company) to the books and records of the Company necessary to review the accuracy of the Settlement Balance Sheet. If Sellers do not deliver any objections to Buyer within such 30 day period, Sellers shall be deemed to have irrevocably accepted the Settlement Balance Sheet and Proforma Net Worth as presented by Buyer and the same shall be final and binding on the Parties. If Sellers deliver objections to the Settlement Balance Sheet to Buyer within such 30 day period, Sellers and Buyer shall negotiate in good faith to resolve any disputed items set forth in reasonable detail in the objection notice with respect to the Settlement Balance Sheet. In the event Sellers and Buyer are unable to resolve such disputes within twenty (20) days from the date of Buyer's receipt of Sellers' objections to the Settlement Balance Sheet, the Settlement Balance Sheet shall be examined by a nationally recognized, independent registered public accounting firm selected by Buyer, and reasonably acceptable to Sellers, to confirm solely that the remaining disputed items or adjustments to the Closing Balance Sheet made by the Settlement Balance Sheet delivered by Buyer accurately reflect the terms of this Agreement. The parties hereto will cooperate with the independent accounting firm during the term of its engagement. The independent accounting firm shall have access to the books and records of the Company in order to perform its examination. Buyer and the Sellers shall also instruct the accounting firm to make its determination consistent and in accordance with the accounting principles used to prepare the Closing Date Balance Sheet, and based solely on presentations by Buyer and Sellers that are in accordance with the guidelines and procedures set forth in this Agreement and not on the basis of an independent review. The examination shall be completed within 20 days of the date of Buyer's selection of the accounting firm, or as soon thereafter as reasonably possible. Upon completion of its review, the accounting firm shall recalculate the resulting Proforma Net Worth in accordance with the guidelines and procedures set forth in this Agreement substituting for Buyer's calculation only its resolution of the disputed amounts. The decision of the independent accounting firm shall be determinative and binding upon the parties. The cost of such examination shall be shared equally by Sellers and Buyer. Pending completion of the final resolution of the Settlement Balance Sheet, no final adjustments shall be made to the Closing Balance Sheet, and no payments shall be made as a result of such adjustments.

            (iv) Upon the final resolution of the Settlement Balance Sheet as provided above, in the event the Pro Forma Net Worth as of the Closing Date as set forth in the Settlement Balance Sheet is greater than the Net Worth Requirement as of the Closing Date, the Company shall pay to Sellers within three (3) business days following the final resolution of the Settlement Balance Sheet in cash or by wire transfer of immediately available funds an amount equal to the difference between (a) the Pro Forma Net Worth as of the Closing Date set forth on the Settlement Balance Sheet and (b) the Net Worth Requirement. In the event the Pro Forma Net Worth as of the Closing Date as set forth in the Settlement Balance Sheet is less than the Pro Forma Net Worth as of the Closing Date as set forth in the Closing Balance Sheet, the Escrow Agent shall deliver to the Company out of the Escrow Account, within three (3) business days following the final resolution of the Settlement Balance Sheet, in cash or by wire transfer of immediately available funds an amount equal to the difference between (a) the Pro Forma Net Worth as of the Closing Date set forth on the Settlement Balance Sheet and (b) Pro Forma Net Worth as of the Closing Date set forth on the Closing Balance Sheet.

      3.5. ESCROW ACCOUNT. Subject to the conditions and limitations set forth in the Escrow Agreement, (i) upon final resolution of the Settlement Balance Sheet, the Escrow Agent shall distribute to Sellers the positive amount, if any, equal to the difference between (a) the amount of the funds then held in the Escrow Account and (b) the sum of (1) $5,000,000 and (2) the amount of all resolved but unpaid and all pending indemnification Claims by Buyer made prior to such date. To the extent the remaining balance of the Escrow Account (after giving effect to all unpaid and/or pending Claims) is less than $5,000,000 on such initial release date, Sellers shall promptly deposit with the Escrow Agent such amount as is necessary to restore the balance of the Escrow Account to $5,000,000 plus the amount of any unpaid and/or pending Claims. The remaining Escrow Account balance, as adjusted pursuant to the immediately preceding sentence, will be available to satisfy the applicable indemnification obligations of Sellers under SECTION 11 until the date that is thirty six (36) months after the Closing Date (the "Escrow Release Date"). On the Escrow Release Date, amounts remaining in the Escrow Account not subject to Claims for indemnification made theretofore by Buyer shall be paid to Sellers, as further provided in the Escrow Agreement. The fees and expenses of the Escrow Agent shall be paid by the Sellers.

      3.6. EARLY EXERCISE OF OPTION. Pursuant to Section 10.2(xiii) and Section 10.3(iii)(e), at the Closing Buyer, the Option Entities and the owners of the Option Entities shall enter into the Option. Notwithstanding the terms of the Option attached hereto, Buyer may, at its sole election, on or prior to the earlier of (i) the Closing Date or (ii) the date that is 30 days after the Option Entities deliver the disclosure schedules to the Option to Buyer in substantially complete form, as determined by Buyer in its reasonable judgment, exercise the Option and acquire the assets of the Option Entities as described in the Option, except that, notwithstanding the terms of Section 4 of the Option, the aggregate Purchase Price (as defined in the Option) to be paid to Option Entities in that event shall be $6,500,000. In the event the Buyer exercises the Option as described in this section, the entire $6,500,000 purchase price shall be paid, at the election of the Option Entities on or prior to three business days prior to the closing of the transactions contemplated by the Option, in (i) immediately available funds or (ii) a number of shares of common stock of HealthSpring, Inc. having a value of $6,500,000. In the event the Option Entities elect to receive shares of HealthSpring, Inc. common stock, the number of such shares of common stock will be determined based upon the closing price of HealthSpring common stock on the New York Stock Exchange on the last trading day prior to the closing of the transactions contemplated by the Option.

                                   SECTION 4.
                                     CLOSING

      The closing of the transactions contemplated herein (the "Closing") shall be consummated within the first five (5) business days of the first month following the month in which all conditions to Closing described in SECTION 10 below are satisfied (or waived, to the extent permitted by this Agreement), on such specific date (the "Closing Date"), and at such time and place, as may be mutually agreed upon by the Parties. Unless otherwise mutually agreed upon by the Parties, the Closing shall be effective as of the first day of the month in which the Closing occurs. The Parties shall use their commercially reasonable efforts to close the transactions contemplated by this Agreement on or before September 30, 2006.

                                   SECTION 5.
             REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

      Sellers and the Company hereby jointly and severally represent and warrant to Buyer with respect to the Company as follows:

      5.1. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Florida, with full power and authority to conduct its business as it is presently being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Material Contracts. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. The Company has delivered to Buyer a true and complete copy of its articles of incorporation and bylaws as currently in effect, and the Company is not in default under or in violation of any provision thereof.

      5.2. AUTHORIZATION. The Company has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement, the Management Agreement, the Medical Group Agreement and the other documents to be executed and delivered pursuant to this Agreement (if and when delivered), to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement and any related documents (if and when delivered) have been duly executed and delivered by the Company and are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally. The Company is not a party to or bound by any written or oral agreement or understanding with respect to a transaction involving the sale of the stock or assets of the Company other than this Agreement, and the Company and its representatives have terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding such a transaction.

      5.3. CAPITALIZATION. The entire authorized capital stock of the Company consists of One Thousand (1,000) shares of common stock, par value $1.00 per share, of which One Thousand (1,000) shares are issued and outstanding and owned by Sellers. The Company Stock has been duly authorized and validly issued and is fully paid and nonassessable, free and clear of any preemptive rights or other Liens (other than restrictions on transfer under federal or state securities
Laws) and is held of record by the Sellers in good and marketable title. The Company Stock was not issued in violation of any federal or state securities Laws or other Laws or in violation of any Order. Except set forth on Schedule 5.3, there are no preemptive or conversion rights or options, warrants or other rights, agreements, contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating either the Company to issue, sell, transfer, purchase or redeem any shares of capital stock of, or other equity interests in, the Company.

      5.4.  REAL PROPERTY.

            (i) Following the Closing, the Company will not own any real property.

            (ii) Schedule 5.4 contains a complete list of all leases in effect on the date of this Agreement pursuant to which the Company leases any real property (the "Real Property Leases"). Buyer has been provided with correct and complete copies of each Real Property Lease. All Real Property Leases are valid obligations of the Company and, to the Company's and Sellers' Knowledge, of the other parties thereto, and are in full force and effect. No event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) under any such Real Property Lease on the part of the Company or the other parties thereto. Neither the Company nor Sellers has any Knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under any Real Property Lease by any other party thereto. Neither the Company nor Sellers has received any notice of any, and to the Company's and Sellers' Knowledge there is no, challenge to the Company's quiet enjoyment of all the leased real property covered by such Real Property Leases, and the Company has performed all the obligations with respect to the Real Property Leases required through the date hereof and the Closing Date to be performed by it.

            (iii) The Company does not use any real property in the operation of the Business that is not leased by the Company pursuant to a Real Property Lease.

      5.5. CONTRACTS AND COMMITMENTS. Schedule 5.5 lists with reasonable specificity the following contracts, whether written or oral, to which the Company is a party (the "Material Contracts"):

            (i) contracts with any governmental payor (including Medicare, Medicaid and the Federal Employee Health Benefits Program);

            (ii) any provider agreement, including agreements with clinics, hospital providers, specialty or ancillary providers, independent physician associations other medical groups, and, to the extent significant, individual providers (in each case that involved more than $75,000 in payments in 2005 or that is anticipated to involve more than $75,000 in payments in the current or any succeeding fiscal year of the Company);

            (iii) any individual or employer group subscription agreement, membership contract or agreement for network or physician rental;

            (iv) any pharmacy benefit management agreement;

            (v) any broker or other marketing agreement;

            (vi) any guarantee agreement or other agreement by which the Company is or may become liable for the Indebtedness or other obligations of another Person, including the Sellers, any Affiliate of the Company or Sellers or any other third party;

            (vii) any employment contracts, agreements (including noncompetition agreements and confidentiality agreements), arrangements and commitments applicable to any employees of the Company;

            (viii) any contract, agreement or commitment that provides for the incurrence by the Company of Indebtedness or the placing of a Lien (other than a Permitted Lien) on any of the Company's assets;

            (ix) any partnership or joint venture agreement;

            (x) any assignment, license or other agreement with respect to any form of intangible property, including with respect to any software used in or related to the Business (other than license agreements with respect to "off-the-shelf" software), which is reasonably likely to involve the payment after the date hereof of more than $50,000 during the Company's current or any succeeding fiscal year;

            (xi) any agreement under which the Company has limited or restricted its right to compete or contract with any Person in any respect or use or disclose any information in its possession (other than confidentiality agreements entered into the Ordinary Course of Business);

            (xii) any contract between the Company and Sellers or any Affiliates of the Company or Sellers not otherwise disclosed in this Section; or

            (xiii) any other contract, agreement, commitment, understanding or instrument involving or reasonably likely to involve payment or receipt after the date hereof of more than $75,000 in the aggregate in the current or any succeeding fiscal year of the Company or that is not terminable without penalty by the Company on ninety (90) days' or less notice, or which is otherwise material to the operations of the Company.

      All of the Material Contracts are valid obligations of the Company and, to the Company's and Sellers' Knowledge, of the other parties thereto, and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default under any Material Contract on the part of the Company. Neither the Company nor Sellers has Knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under any Material Contract by any other party thereto. The Company, and to the Company's and Sellers' Knowledge, each other party thereto, has in all material respects performed all of its obligations pursuant to the Material Contracts in accordance with the terms of the Material Contracts as described on Schedule 5.5, and neither the Company nor any other party thereto has waived performance of the Material Contracts in accordance with their terms. Neither the Company nor Sellers have Knowledge of any anticipated breach or failure to fully perform by any party to any Material Contract. The Company has provided Buyer a true and correct copy of each Material Contract.

      In addition to the Material Contracts set forth on Schedule 5.5, Schedule 5.5-A constitutes the complete list of providers from the Company's records as of April 30, 2006 (the "Provider List"), and Schedule 5.5-B constitutes the most recent report of CMS regarding the members in the Company's health plans as of April 30, 2006 (the "Subscriber List"). The Subscriber List is consistent in all material respects with the Company's records. The Provider List does not contain a material number of Persons who (i) do not have a validly existing written contract with the Company that is in full force and effect or (ii) have a validly existing written contract with the Company under which (a) a material default (or event that, whether with or without notice, lapse of time or both or the happening or occurrence of any other event would constitute a material default) has occurred on the part of the Company or, to the Knowledge of the Company or Sellers, any other party thereto or (b) the Company or, to the Knowledge of the Company or Sellers, any other party thereto has not performed in all material respects the obligations required to be performed by such party under such contract.

      5.6. PERMITS. The Company has, and is in compliance in all material respects with, all material Permits required to conduct the Business as now being conducted (the "Material Permits"). All Material Permits of the Company are valid and in full force and effect and are listed on Schedule 5.6. There is not now pending nor, to the Knowledge of the Company or Sellers, threatened, any action by or before any Governmental Authority to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any Material Permit and each Material Permit will be available for use after the Closing.

      5.7.  COMPLIANCE MATTERS.

            (i) Except as set forth on Schedule 5.7, the Company and each of its Affiliates currently meets, and during the prior three years has met, all standards and conditions for operation and licensure under all Laws relating to the operation of the Company's health plans and clinic operations, including without limitation 42 CFR Part 422 and the rules and regulations of the Centers for Medicare and Medicaid Services, the Florida Office of Insurance Regulation, the Florida Agency for Health Care Administration, and other applicable Governmental Authorities, and is not subject to any variances or waivers with respect to such Laws. Except as set forth on Schedule 5.7, the Company has a valid contract with the Centers for Medicare and Medicaid Services and the Florida Agency for Health Care Administration that is in full force and effect and is not subject to any restriction or modification. Except as set forth on
      Schedule 5.7, neither Sellers nor the Company have received any notice of violation of any Laws by the Company, and neither Sellers nor the Company have any reason to believe that any such notice will be received prior to the Closing. Except as set forth on Schedule 5.7, the Company is in full compliance with all deposit, reserve, capital, net worth and other financial requirements, including statutory and risk-based capital requirements, applicable to the Company, including, without limitation, all regulations, guidelines, directives and orders of the Florida Office of Insurance Regulation and the Agency for Health Care Administration. Neither the Company nor the Sellers has any Knowledge of any impending increase in the funds required to meet any such requirements.

            (ii) The Company and each health plan maintained by the Company is receiving and transmitting, directly or through third parties, those standard transactions as defined in the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") regulations regarding electronic transactions and code sets (45 CFR Parts 160 and 162). Each plan has, since April 14, 2003, been distributing notices of privacy practices in the appropriate form, obtaining acknowledgments of receipt, training its workforce, administering a complaint system, and offering covered persons the records access, disclosure accounting and other rights each as required by the privacy rule (45 CFR Parts 160 and 164). To the Knowledge of Sellers and the

      Company, the use and disclosure of protected health information relating to each such plan, as that term is defined in the privacy rule has, in all material respects, been in conformance with applicable notices of privacy practices and the privacy rule and its maintenance and transmission of electronic protected health information in conformance with the requirements of 45 CFR Part 164, Subpart C.

            (iii) None of the Company or any of its officers or directors nor the Sellers or their Affiliates have engaged in any activities that are prohibited under federal or state "fraud and abuse" statutes or regulations (including but not limited to 42 USC Sections 1320a-7, 1320 a-7a, 1320a-7b, 1395nn, 31 USC. Sections 3729-33, 18 USC Sections 1892,
      1341, 1343, 1961-63, 286, 1001, 664, 666, 1510, 1516, 1347, 669, 1035,
      1518, 3730) including but not limited to any of the following: (i) making or causing to be made a false statement, false claim, or representation of material fact in any application for any benefit or payment, (ii) making or causing to be made any false statement, false claim, or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on the behalf of another, with intent to fraudulently secure such benefit or payment; (iv) knowingly, willfully and unlawfully soliciting or receiving any remuneration (including kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any state or federal health care benefit program, or
      (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by a state or federal health care benefit program.

            (iv) The Company maintains a compliance program that meets in all material respects the regulatory requirements of 42 CFR Section 422.501(b)(3)(vi) and applicable compliance program guidance issued by the Department of Health and Human Services Office of Inspector General.

      5.8.  GOVERNMENTAL AUDITS AND INVESTIGATIONS. Except as described on
Schedule 5.8, there are no audits, investigations or other enforcement actions pending or, to the Knowledge of the Company or Sellers, threatened against the Company with respect to any contract involving Medicare, Medicaid or any other federally or state funded health care benefit program, and neither Sellers nor the Company has any reason to believe that any enforcement actions will arise out of the Company's operations prior to the Closing. None of the Sellers, the Company or any officer or director of the Company has received notice of an, or is currently under, investigation for any violation of the various provisions of Laws governing Medicare, Medicaid or any federally or state funded health care benefit program, nor have the Sellers, the Company, or any officer or director been required to pay any civil monetary penalty regarding false, fraudulent or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state or federal health care benefit program. With respect to Medicare, Medicaid or any other federally or state funded health care benefit program, none of the Sellers, the Company, or any officer or director of the Company has ever been excluded from participation in any such program, nor convicted of (A) any offense related to the delivery of an item or service under such program, (B) any offense related to such program;
(C) a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service; (D) fraud, theft, embezzlement or other financial misconduct in connection with the delivery of a health care item or service; (E) obstructing an investigation of any crime referred to in (A) or (C) above; and/or (F) unlawful manufacturing, distributing, prescribing, or dispensing of a controlled substance.

      5.9. NO CONFLICT OR VIOLATION; THIRD PARTY AND GOVERNMENTAL CONSENTS. Except as set forth on Schedule 5.9, neither the consummation by the Company and Sellers of the transactions contemplated hereby, nor compliance by the Company and Sellers with any of the provisions hereof or in any related document, will
(i) violate or conflict with any provision of the articles of incorporation or bylaws of the Company; (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any assets of the Company under, any of the terms, conditions or provisions of any Material Contract (including, without limitation, agreements for network or provider rental), Real Property Lease, or Material Permit; or (iii) violate any applicable Law or Order. Except as set forth on Schedule 5.9, the execution, delivery and performance of this Agreement and the related documents by the Company and Sellers does not, and the consummation of the transactions contemplated by this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other third party.

      5.10. FINANCIAL STATEMENTS.

            (i) The Company has heretofore delivered to Buyer the Audited Financial Statements and the Interim Financial Statements, which are attached hereto as Schedule 5.10. The Audited Financial Statements, the Interim Financial Statements and any interim financial statements delivered pursuant to SECTION 8.6, (a) have been or will be prepared in accordance with the books and records of the Company (which are complete and accurate in all material respects), (b) have been or will be been prepared in accordance with statutory accounting principles set forth in the HMO Statutes and accounting practices prescribed by the Florida Office of Insurance Regulation and, to the extent consistent with the HMO Statutes and the practices prescribed by the Florida Office of Insurance Regulation, have been or will be prepared consistent with the Company's past accounting practices, and (c) fairly present, or will fairly present, in all material respects the assets, liabilities (including all reserves) and financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby, subject, with respect to the interim financial statements, to normal year-end adjustments and the absence of footnote disclosure and other presentation items.

            (ii) The gross accounts receivable of the Company arising from the operation of the Business, net of reserves established based on past practices of the Company and in accordance with statutory accounting principles set forth in the HMO Statutes and accounting practices prescribed by the Florida Office of Insurance Regulation, (a) are set forth on the Interim Balance Sheet or have arisen since the date thereof;
      (b) are valid and genuine; (c) have arisen solely out of bona fide sales and deliveries of goods, performance of services and other arm's length business transactions in the Ordinary Course of Business consistent with past practice; and (d) to the Company's and Sellers' Knowledge, are fully collectable and are not subject to any Liens or valid defenses, set-offs or counterclaims other than as reflected on the Interim Balance Sheet.

            (iii) The Interim Balance Sheet includes all proper adjustments, which consist only of normal recurring accruals necessary for a fair presentation. Adequate provision has been made for medical claims and liabilities incurred but not reported, and incurred but pending or otherwise unpaid (the "IBNR Reserve") and for incentives, withholds, risk sharing liabilities and other related accruals (collectively, the "Other Accruals") on the Interim Balance Sheet. The IBNR Reserve and the Other Accruals on the Interim Balance Sheet reflect the Company's best estimate for such liabilities based upon the Company's claims experience and customary accounting and actuarial practice, as applicable, consistently applied.

            (iv) The internally prepared financial statements of the Company that will be utilized in preparing the Closing Balance Sheet will not contain any items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business.

      5.11. ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 5.11, or as expressly required by this Agreement, since December 31, 2005, there has not been:

            (i) any Material Adverse Change with respect to the Company;

            (ii) any damage, destruction or casualty loss (whether or not covered by insurance) having, or which would have, a Material Adverse Effect on the Company;

            (iii) the incurrence of any Indebtedness or any cancellation of any material debts owed to or claims held by the Company;

            (iv) receipt by the Company of notice of the termination of or occurrence of a default under any Material Contract, Material Permit or Real Property Lease;

            (v) any labor union organizing activity, any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or any material change in relations with employees, customers or suppliers of the Company;

            (vi) any amendment of the Company's articles of incorporation or bylaws;

            (vii) any issuance, sale, pledge, disposition, encumbrance, purchase or redemption, or authorization of the issuance, sale, pledge, disposition, encumbrance, purchase or redemption of, any shares of capital stock of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest in the Company;

            (viii) any material modification to any Material Contract or Real Property Lease entered into by the Company or any modification or termination of any contract that but for such modification or termination would constitute a Material Contract;

            (ix) any sale, assignment, transfer, conveyance, lease, mortgage, pledge or other disposition of or encumbrance of any of the assets of the Company, or any interests therein, except for Permitted Liens and sales, assignments, transfers, conveyances, leases, mortgages, pledges, dispositions or Liens in the Ordinary Course of Business involving less than $50,000;

            (x) any cancellation of any of the insurance policies of the Company;

            (xi) any declaration, set aside or payment of any dividend or any other distribution with respect to the capital stock of the Company;

            (xii) the making of any loans or advances to any Person by the Company, except for expense reimbursements incurred by agents or employees in the Ordinary Course of Business;

            (xiii) (a) any increase in the compensation payable or to become payable to the officers or employees of the Company, (b) any severance or termination pay granted to, or any employment or severance agreement entered into with any officer or employee of either of the Company, or (c) the establishment, adoption, amendment or termination of any Employee Benefit Plan or any other collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company, except, with respect to each of subsections (a) - (c) above, in the Ordinary Course of Business or as required by Law or existing contracts;

            (xiv) any institution by or against the Company of, settlement of or any agreement to settle any Action before any Governmental Authority;

            (xv) any obligation or liability incurred by the Company, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase or sale of goods or services in the Ordinary Course of Business;

            (xvi) any agreement or arrangement restricting the Company from freely engaging in any business;

            (xvii) any postponement, cancellation or waiver by the Company of any claims or rights with a value to the Company in excess of $50,000; or

            (xviii) any agreement, commitment or other obligation (oral or in writing) incurred by or on behalf of the Company to do any of the foregoing.

      5.12. LITIGATION. Except as disclosed in Schedule 5.12, there is no (and, except as set forth on Schedule 5.12, during the one year preceding the date hereof, there has not been any) action, Order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitration action, governmental audit or investigation (collectively, "Actions") to which the Company is a party or to which any of its properties or assets is subject and, to the Company's and Sellers' Knowledge, there are no such Actions threatened or facts, circumstances or events that (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would give rise to the commencement of any such Actions. Except as disclosed in Schedule 5.12, the Company is fully insured with respect to each of the matters set forth on Schedule 5.12. Except as disclosed in Schedule 5.12, the Company is not subject to any judgment, order or decree of any court or other Governmental Authority, and the has not received any written opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities.

      5.13. UNDISCLOSED LIABILITIES. The Company does not and will not have any liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured or known or unknown) arising out of any transaction entered into at or prior to the date hereof or the Closing Date, or any action or inaction at or prior to the date hereof or the Closing Date, or any state of facts existing at or prior to the date hereof or the Closing Date, except (i) liabilities that are reflected and reserved against on the Interim Balance Sheet that have not been paid or discharged since the date thereof; (ii) accounts payable, deferred revenue, accrued Taxes, bonuses and payroll expenses and other costs or expenses incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet;
(iii) liabilities arising under contracts, leases, letters of credit, purchase orders, licenses, Material Permits, purchase agreements and other agreements, business arrangements and commitments listed in the Disclosure Schedules or otherwise entered into in the Ordinary Course of Business; and (iv) other current liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet (none of which is a material liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit).

      5.14. COMPLIANCE WITH LAW. Except as set forth on Schedule 5.7, the Company has not violated any applicable Law or Order and the Company is in compliance with all applicable Laws and Orders, except for any such violation or non-compliance that could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor Sellers have received any notice to the effect that the Company is not in compliance with any applicable Laws or Orders. Neither the Company nor, to its Knowledge, anyone acting on the Company's behalf, has made any bribes, kickback payments or other similar payments of cash or other consideration or engaged in any illegal or fraudulent marketing activities.

      5.15. PROPRIETARY RIGHTS. Schedule 5.15 lists all of the Company's Proprietary Rights. Except as set forth in Schedule 5.15, the Company owns, or is licensed or otherwise has sufficient rights to use the Proprietary Rights. The Proprietary Rights contain only those items and rights that are: (i) owned solely and exclusively by the Company; or (ii) rightfully used by the Company pursuant to a valid and enforceable license or other agreement (the "Licensed Proprietary Rights"). The Company has all rights in the Proprietary Rights necessary for the conduct of the Business as now being conducted, including without limitation, to the extent required to conduct such Business, rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display, license, rent and lease, and except for the Licensed Proprietary Rights, sell, assign and transfer the Proprietary Rights where necessary for conducting such current Business, or to have others do the same on the Company's behalf. Except as set forth on Schedule 5.15, the Company does not owe any material royalties or other payments to any third party in respect of the Proprietary Rights. The conduct of the Business (including, without limitation, the use of the Proprietary Rights) as now being conducted does not materially infringe, misappropriate, misuse, conflict with or otherwise violate any intellectual property or other proprietary or personal right of any Person. Neither the Company nor Sellers have received any notice that the Company has interfered with, infringed upon, misappropriated, or violated any intellectual property rights of third parties and no third party has asserted any competing rights against the Proprietary Rights, except as disclosed in Schedule 5.15. To the Company's and Seller's Knowledge, no third party has interfered with, infringed upon, misappropriated or violated any of the Proprietary Rights.

      5.16. EMPLOYEES. The Company has provided Buyer with the name and current annual rates of compensation paid (including bonus compensation) by the Company to each employee (including employees on temporary or permanent disability leave) and consultant of the Company who receives over $50,000 in annual compensation from the Company. Except as set forth on Schedule 5.16, there are no employment agreements or severance or termination agreements accruing to the benefit of any current or former employee or independent contractor of the Company. Neither the Sellers, the Company, nor, to the Company's Knowledge, any of its employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company.

      5.17. EMPLOYEE BENEFIT PLANS.

            (i) Except as set forth on Schedule 5.17(i), the Company does not maintain or contribute (or have an obligation to contribute) to (a) any "employee benefit plan" (as defined in Section 3(3) of ERISA), whether a single employer, a multiple employer or a multiemployer plan, for the benefit of employees or former employees, contractual employees (or any dependent or beneficiary thereof) or (b) any other plan, policy, program, practice or arrangement providing compensation or benefits under which the Company has any obligation or liability to any employee or former employee (or any dependent or other beneficiary thereof), including, without limitation, any cafeteria, incentive, bonus, vacation, paid leave, holiday, severance, health, life, disability, death, deferred compensation, stock option or purchase or other similar benefit, whether written or unwritten (individually, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans").

            (ii) Each Employee Benefit Plan (and each related trust, custodial account or insurance contract) and the administrator and fiduciaries of each Employee Benefit Plan have complied in all material respects with all applicable Laws and other governmental requirements, including ERISA and the Code (including reporting and disclosure obligations), and any contribution due under each such Employee Benefit Plan has been or will be made by the date such contribution is or was required to be made under the terms of the Employee Benefit Plan and applicable Law. The Company does not have any unfunded liabilities under any Employee Benefit Plan.

            (iii) Each Employee Plan, if intended to be "qualified" within the meaning of Section 401(a) of the Code, has received a favorable letter of determination from the Internal Revenue Service indicating that it is so qualified and the related trusts are exempt from tax under Section 501(a) of the Code and nothing has occurred that has or could reasonably be expected to affect adversely such determination.

            (iv) Neither Company nor Sellers nor any of its ERISA Affiliates nor to the Knowledge of the Company or Sellers, any other "disqualified person" or "party in interest" (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to an Employee Benefit Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction that could subject the Company or Sellers or any of their ERISA Affiliates to any tax or penalty imposed under Section 4975 of the Code or Section 502(i), (j) or (l) of ERISA.

            (v) Except as may be required under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") or similar state laws, none of the Employee Benefit Plans obligate the Company or Sellers to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other "welfare-type" benefits.

            (vi) Each Employee Benefit Plan that is subject to the requirements of COBRA, the Family Medical Leave Act of 1993 ("FMLA") and HIPAA has been maintained in all material respects in compliance with COBRA, FMLA and HIPAA, including all notice requirements, and no tax payable on account of
      Section 4980B or any other section of the Code has been or is expected to be incurred by Company or Sellers.

            (vii) Schedule 5.17(vii) lists all former employees of Company or Sellers or any of its ERISA Affiliates and their beneficiaries who currently have elected or are currently eligible to elect COBRA continuation coverage under any Employee Benefit Plan offering health insurance or medical benefits.

            (viii) No benefit payable or that may or could under certain circumstance become payable by Company or its ERISA Affiliates pursuant to any Employee Benefit Plan shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, that is or may be subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code (excluding any agreement with Buyer or entered into with the Company after the Closing).

            (ix) Each Employee Benefit Plan that allows loans to plan participants has been operated in all material respects in accordance with its terms, the plan's written loan policy and all applicable laws. In addition, all outstanding loans from such Employee Benefit Plans are current as of the Closing Date, and there are no loans in default.

            (x) To the Knowledge of the Company and Sellers, no individual who has been classified by the Company or Sellers as a non-employee (such as an independent contractor, leased employee or consultant) has a claim against the Company or Sellers that is probable of success for eligibility to participate in any Employee Benefit Plan, if such individual is later reclassified as an employee of the Company or Sellers.

            (xi) Neither the execution and delivery of this Agreement and related documents, nor the consummation or performance of any of the transactions contemplated herein or therein, will (either alone or together with any other event): (A) result in any payment (including, without limitation, severance, parachute or otherwise) becoming due to any director or any employee of the Company or Sellers, under any Employee Benefit Plan or any employment or change in control agreement between the Company or Sellers and any employee thereof (a "Change in Control Agreement"), (B) significantly increase any benefit otherwise payable under any Employee Benefit Plan or Change in Control Agreement, or (C) result in any acceleration of the time of payment, vesting or funding, of any material benefits under any Employee Benefit Plan or Change in Control Agreement.

            (xii) Except pursuant to SECTION 8.8(ii), neither the Company nor Sellers has an express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or applicable law.

            (xiii) No Action with respect to any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Company's or Sellers' Knowledge, threatened.

            (xiv) Neither the Company, Sellers or any of their ERISA Affiliates
      (a) have ever contributed to, or been under any obligation to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA) and (b) are not liable, directly or indirectly, with respect to any such Employee Benefit Plan for a complete or partial withdrawal (within the meaning of Title IV of ERISA) or due to the termination or reorganization of such an Employee Benefit Plan.

            (xv) Neither the Company, Sellers or any of their ERISA Affiliates have ever maintained or contributed, or had an obligation to contribute, to a defined benefit plan subject to Title IV of ERISA.

      5.18. LABOR RELATIONS. There are no collective bargaining agreements relating to the relationship of the Company with any employee thereof. The Company has never recognized any labor organization, nor has any such organization been certified, as the exclusive bargaining agent of any employees of the Company. There has been no demand on behalf of any labor organization to represent any employees of the Company and neither the Company nor Sellers has any Knowledge of any present efforts of any labor organization for authorization to represent any employees of either the Company. There are no strikes, work stoppages or labor disputes pending or, to the Company's or Sellers' Knowledge, threatened, against the Company. Except as set forth on Schedule 5.12, there is no pending or, to the Company's, or Sellers' Knowledge, threatened discrimination or unfair labor practice, complaint, charge or other employee matter against or involving the Company.

      5.19. ENVIRONMENTAL, HEALTH, AND SAFETY. The Company has complied and is in compliance, in each case in all material respects, with all Environmental and Safety Requirements as defined below (including without limitation all Permits and licenses required thereunder). None of the Company or the Sellers have received any written or other notice of any violation of, or any liability (contingent or otherwise) or corrective or remedial obligation under, any Environmental and Safety Requirements. The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released, or permitted persons be exposed to, any hazardous substance, waste, pollutant, contaminant, noise, odor or radiation in a manner that has given or may reasonably be likely to give rise to liabilities under Environmental and Safety Requirements. "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law in each case concerning public health and safety, worker health and safety, and pollution or protection of the environment.

      5.20. TAX MATTERS.

            (i) The Company has timely filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes of the Company required to be filed through the date hereof (or timely filed extensions to file such returns) and will timely file any such returns (or extensions) required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects.

            (ii) All Taxes payable by the Company (whether or not shown on any Tax Return) in respect of periods beginning before the Closing Date to the extent attributable to the period prior to the Closing Date have been timely paid, or an adequate reserve has been established therefor, as set forth on the Interim Balance Sheet; no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by the Company; and, to the Company's and Sellers' Knowledge, the Company has no liability for Taxes in excess of the amounts so paid or reserves so established.

            (iii) Except as set forth on Schedule 5.20, there are no pending or, to the Company's or Sellers' Knowledge, threatened, audits, investigations, claims or other Actions for or relating to any liability of the Company in respect of Taxes, and there are no matters under discussion between the Company and any Governmental Authority with respect thereto. The Company has not entered into any agreement with any Governmental Authority for the extension or tolling of any statute of limitations in respect of Taxes. There are no Tax Liens on any of the assets of the Company, except Permitted Liens.

            (iv) All Taxes required to be withheld, collected or deposited by or with respect to the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

            (v) The Company has provided Buyer with a true and complete copy of each Tax sharing or allocation agreement to which the Company is a party.

            (vi) The Company has been a validly electing Subchapter S Corporation as defined in Sections 1361 and 1362 of the Code at all times since its incorporation, and the Company is not and has not been subject to either the tax on passive income under Code Section 1375 or the built-in-gains tax under Code Section 1374. Except as set forth on
      Schedule 5.20, the Company has not, in the past ten (10) years, acquired assets from another corporation in a transaction where the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

            (vii) The Company (a) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar provision of state, local or foreign law) filing a consolidated Tax Return, and (b) has no liability for Taxes of any person arising from the application of Treasury Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

            (viii) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any (a) "Closing Agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date; (b) installment sale or open transaction disposition made on or before the Closing Date; or (c) prepaid amount received on or before the Closing Date.

      5.21. INSURANCE, BANKS, POWERS OF ATTORNEY. Schedule 5.21 contains a complete and accurate list of:

            (i) All insurance policies of the Company (including insurance on the lives of any employees of the Company) and performance, surety and similar bonds presently in force and effect with respect to the Business (together with a description thereof), the operations and the assets of the Company, all of which policies and bonds are validly outstanding and in full force and effect and, to the Knowledge of the Company and Sellers, provide coverage in reasonable and customary amounts for all normal risks incident to the Business (subject to reasonable deductibles). Neither the Company nor Sellers has been advised that any insurer or surety intends or proposes to cancel any such policy or bond prior to the present expiration or termination date thereof or to materially increase the applicable premium rate, rate classification or charge therefor prior to or following such expiration or termination date or is not willing to renew or extend any such policy or bond following its normal expiration or termination date. The Company does not have any self-insurance or co-insurance programs.

            (ii) The names of each bank in which the Company maintains an account or safe deposit box and of each security broker with which the Company maintains an account (including, in each case, the name and account number or other designation thereof), the names of all Persons authorized to draw thereon or to give instructions with respect or having access thereto, and the amounts contained therein as of a date within thirty (30) days hereof.

            (iii) The names of all Persons, if any, holding powers of attorney from the Company and a brief description thereof.

      5.22. SUBSIDIARIES; AFFILIATE TRANSACTIONS. The Company does not have any subsidiaries and, except as set forth on Schedule 5.22, has no ownership interest or equity investment in any corporation, partnership, limited liability company, joint venture or other business entity or venture. Schedule 5.22 describes in reasonable detail all current contracts, agreements, arrangements or transactions between the Company, and/or and Sellers or any Affiliate of the Company or Sellers, other than the agreements listed in Schedule 5.5. Schedule
5.22 sets forth the amount and general description of each loan, advance, distribution or payment of any kind or character (excluding compensation paid to the Company's officers, managers and employees in the ordinary course of business) made by the Company since December 31, 2004 to any of the Sellers, any Affiliate of the Company or Sellers and any of their respective directors and officers.

      5.23. TITLE TO AND CONDITION OF ASSETS. The Company is the owner of the assets reflected on the Interim Balance Sheet and all other assets that it purports to own and has good title to all such assets, free and clear of all Liens, other than Permitted Liens. All tangible assets owned or leased by the Company are in good operating condition, normal wear and tear excepted, fit for their current uses and sufficient for the continued operation of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

      5.24. CHANGE IN CONTROL PAYMENTS. Except as set forth on Schedule 5.24, the Company does not have any plans, programs, agreements or arrangements to which it is a party, or to which it is subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company as contemplated by this Agreement.

      5.25. BROKERS. Except as set forth on Schedule 5.25, no Person will be entitled to any brokerage commissions, finder's fees or similar compensation based upon any agreement or understanding made by any such Person with the Company or Sellers in connection with the transactions contemplated by this Agreement. In any event, Buyer shall have no liability for any brokerage commission, finder's fees or similar compensation arising out of or due to any action of the Company or Sellers in connection with the transactions contemplated by this Agreement.

      5.26. CONDUCT OF BUSINESS. Since December 31, 2005, the Company has conducted the Business only in the Ordinary Course of Business and has used reasonable efforts to maintain, keep and preserve its assets and properties in good condition and repair in accordance with prior practices and has used its commercially reasonable efforts (i) to preserve the Business intact, (ii) to keep available the services of its employees, (iii) to preserve the goodwill of suppliers, providers, plan members and others having business dealings or relations with the Company, (iv) maintain its books and records consistent with past practices and applicable Law, and (v) maintain reserves and statutory net worth sufficient to be in compliance will all applicable Laws, including the HMO Statute.

      5.27. BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with applicable Law and sound business practices.

      5.28. RATE CAPS AND GUARANTEES. Except as set forth on Schedule 5.28, the Company has not entered into any rate caps or guarantees for a term greater than 12 months.

      5.29. IBNR REPORT. The historical claims paid data contained in each of the categories (including Medicaid and Medicare) of the Company's lag models as of December 31, 2005, which have been provided to Buyer, reflect substantially all claims paid by the Company with respect to each such category as of the date(s) referenced therein.

      5.30. DISCLOSURE. None of the representations or warranties of Sellers or the Company in this Agreement (including, without limitation, pursuant to SECTION 6 hereof) or in any related documents, none of the information contained in the Disclosure Schedules, exhibit or attachments referred to herein, and, to the Knowledge of the Company and the Sellers, none of the other information or documents furnished to Buyer or any of its representatives by the Company, Sellers or their representatives pursuant to the terms of this Agreement, including information and documents provided to Buyer during Buyer's due diligence investigation prior to execution of this Agreement, is false or misleading in any material respect or omits to state a material fact herein or therein necessary to make the statements herein not misleading in any material respect. There is no fact, circumstance or condition that has or could reasonably be expected to have a Material Adverse Effect on the Company or the Business, individually or in the aggregate, that has not been specifically set forth in this Agreement or in the Disclosure Schedules, attachments or exhibits hereto.

                                   SECTION 6.
               REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

      Sellers hereby jointly and severally represent and warrant to Buyer with respect to Sellers as follows:

      6.1. AUTHORIZATION. Sellers have full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Sellers are a party and to perform his or her obligations hereunder and thereunder.

      6.2. NO CONFLICT OR VIOLATION. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Sellers, or either of them, are a party have been duly authorized by any action required of such Seller, and no other act on the part of Sellers is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Sellers and constitutes a valid and binding obligation of Sellers, enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy laws, other laws affecting creditor's rights and general equitable principles affecting the availability of specific performance and other equitable remedies), and each of the other agreements and instruments contemplated hereby to which Sellers, or either of them, are a party, when executed and delivered by such Seller, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its respective terms (except as enforceability may be limited by bankruptcy laws, other laws affecting creditor's rights and general equitable principles affecting the availability of specific performance and other equitable remedies). The execution and delivery by Sellers of this Agreement and all of the other agreements and instruments contemplated hereby to which such Seller is a party and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of,
(b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien upon the Company's equity securities or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under (whether or not dependent upon additional criteria), (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to any law, statute, rule or regulation to which Sellers are subject, or any agreement, instrument, license, permit, order, judgment or decree to which Sellers are subject. Sellers are not a party to or bound by any written or oral agreement or understanding with respect to a transaction involving the sale of the stock or assets of the Company other than this Agreement, and Sellers have terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding such a transaction.

      6.3. COMPANY STOCK. Sellers have good and valid title to the Company Stock, free and clear of all Liens (except restrictions on transfer under federal and state securities Laws). When the Company Stock is purchased and sold hereunder, and upon delivery by Sellers to Buyer of certificates for the Company Stock at the Closing pursuant to this Agreement, Buyer will have good, marketable and valid title to the Company Stock, free and clear of all Liens (except restrictions on transfer under federal and state securities Laws). There are no agreements with Sellers with respect to the voting or transfer of the Company Stock or with respect to any other aspect of the Company's affairs.

      6.4. LITIGATION. There is no Action pending or threatened that seeks to delay, limit or enjoin the transactions contemplated by this Agreement.

      6.5. BROKER'S FEES. Except as set forth on Schedule 5.25, no Person will be entitled to any brokerage commissions, finder's fees or similar compensation based upon any agreement or understanding made by any such Person with the Sellers in connection with the transactions contemplated by this Agreement.

                                   SECTION 7.
                REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

      Buyer hereby represents and warrants to Sellers and the Company with respect to Buyer as follows:

      7.1. ORGANIZATION. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

      7.2. AUTHORIZATION. Buyer has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally.

      7.3. NO CONFLICT OR VIOLATION. None of Buyer's execution, delivery or performance of this Agreement, consummation of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (i) violate or conflict with any provision of the articles of formation or regulations of Buyer; (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets of Buyer under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement or other instrument or obligation to which Buyer is a party or by which Buyer's assets are bound; or (iii) violate any Law or Order applicable to Buyer or its properties or assets.

      7.4. CONSENTS. Except as set forth on Schedule 5.9 and Schedule 7.4, the execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Authority or any other third party.

      7.5. BROKERS. No Person will be entitled to any brokerage commissions, finder's fees or similar compensation based upon any agreement or understanding made by any such Person with the Buyer in connection with the transactions contemplated by this Agreement.

      7.6. LITIGATION. To Buyer's Knowledge, there is no Action pending or threatened that seeks to delay, limit or enjoin the transactions contemplated by this Agreement.

      7.7. AVAILABLE FUNDS. The Buyer will have sufficient funds available at the Closing to perform its payment obligations hereunder.

                                   SECTION 8.
                         AGREEMENTS PENDING THE CLOSING

      8.1. CONDUCT OF THE BUSINESS PENDING THE CLOSING. From the date of this Agreement until the Closing or the earlier termination of this Agreement (the "Pre-Closing Period"), Sellers and the Company shall cause the Company to operate in the Ordinary Course of Business (including, without limitation, with respect to the collection of accounts receivable and payments of accounts payable), and Sellers and the Company will not take and will cause their representatives not to take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement or consented to in writing by Buyer:

            (i) Sellers and the Company shall not, and shall cause their representatives not to, take any affirmative action or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in SECTION 5.11 is likely to occur.

            (ii) Sellers and the Company shall use reasonable best efforts to
      (a) preserve the Business intact, (b) to keep available the services of its employees, (c) to preserve the goodwill of suppliers, providers, plan members and others having business dealings or relations with the Company,
      (d) maintain its books and records consistent with past practices and applicable Law, and (e) maintain reserves and statutory net worth sufficient to be in compliance will all applicable Laws, including the HMO Statute;

            (iii) the Company shall maintain insurance reasonably appropriate for the conduct of the Business;

            (iv) Sellers and the Company shall not, and shall cause their representatives not to, take or omit to take any action that would require disclosure under SECTION 8.11 below or that would otherwise result in a breach of any of the representations, warranties or covenants made by Sellers or the Company in this Agreement;

            (v) Sellers and the Company shall not, and shall cause their representatives not to, take or omit to take any action that would reasonably be anticipated to have a Material Adverse Effect;

            (vi) the Company shall not make a material capital expenditure, distribution or dividend, implement operational decisions of a material nature, amend any Material Contract, enter into any management, administrative services or marketing contract with respect to the Business, or enter into or amend a contract with the Sellers or an Affiliate of the Company or Sellers, provided, that the Company may make a cash distribution to its stockholders in an amount equal to the Company's 2005 net income if approved by the Florida Office of Insurance Regulation; and

            (vii) Sellers and the Company shall not, and shall cause their representatives not to, enter into any agreement or commitment to take any action prohibited by this Agreement, including this SECTION 8.1.

      8.2. FULL ACCESS; DILIGENCE MATTERS. During the Pre-Closing Period, the Company and Sellers covenant that they shall permit representatives of the Buyer (including Buyer's attorneys, accountants, lenders and other advisors) to have full and complete access during normal business hours to the Business and to the Company's books and records, properties, facilities, customers, suppliers, providers, employees, representatives, consultants, and independent accountants in connection with the Buyer's due diligence review of the Business (it being understood that such investigation, or any Knowledge of Buyer acquired thereby, shall in no way affect or otherwise obviate or diminish any representations or warranties of the Sellers or the Company or any conditions to the obligations of the Buyer, in each case as set forth herein, or otherwise limit the Sellers' indemnification obligations under SECTION 11); provided that Buyer shall use commercially reasonable efforts not to disrupt the operations of the Business. During the Pre-Closing Period, Sellers and the Company will permit Buyer's transition planning team on-site access at the Company's offices during normal business hours for purposes of developing an understanding of the decisions of the Company's senior management and coordinating and planning the transition of the Business consistent with the terms of the Management Services Agreement and any applicable Law. The Seller acknowledges and agrees that the Buyer's diligence review prior to the Closing Date shall include the performance by the Buyer of "information technology" diligence necessary to adequately assess the capabilities for successful data migration with the Buyer's information systems, together with the requisite training, at Buyer's option, for the Company's employees on the Buyer's information systems. Buyer and Sellers acknowledge that the terms and conditions of that certain Confidentiality Agreement, dated as of May 6, 2005, between UBS Securities, LLC, the Company and Buyer (the "Confidentiality Agreement"), and the Consulting Services Agreement dated as of December 15, 2005, between the Company and HealthSpring, Inc. (the "Consulting Agreement"), shall apply to all information furnished to any Buyer representative hereunder or thereunder, until the later of the effective time of the Closing or the expiration of such agreements pursuant to their terms.

      8.3. NOTICES AND CONSENTS. Promptly following the execution of this Agreement, (a) each of the Parties shall give any required notices to, make any other filings with, and use reasonable best efforts to obtain as promptly as practicable, any other authorizations, consents, Orders, and approvals of third parties and Governmental Authorities required in connection with the matters contemplated by this Agreement (including, without limitation, any notifications required to be filed with the Florida Office of Insurance Regulation, and use all reasonable efforts to obtain an early termination of any applicable waiting periods, and make any further filings related to the foregoing filings that may be necessary, proper, or advisable. Buyer and Sellers shall jointly agree upon the form of any notices or announcements to payors, providers, members, Company employees or other third parties.

      8.4. FURTHER ASSURANCES. Upon the terms and subject to the conditions contained herein, each Party hereto agrees (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement; (ii) to execute any further documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder; and (iii) to cooperate with each other in connection with the foregoing. The Company shall make available to Buyer such information as Buyer may reasonably request relative to the Business, assets and property of the Company as may be required to make any required filings hereunder, including, without limitation, providing Buyer with any additional information requested by the Florida Office of Insurance Regulation under the HMO Statute in connection therewith.

      8.5. ERRORS AND OMISSIONS AND DIRECTORS AND OFFICERS INSURANCE. The Company shall purchase prior to Closing tail insurance coverage for a minimum of two years on such terms as are reasonably acceptable to Buyer.

      8.6. FINANCIAL STATEMENTS. During the Pre-Closing Period, the Company shall provide Buyer with interim, unaudited, Company-prepared financial statements of the Company for each calendar month, which shall include an income statement and balance sheet and supporting detail, within twenty (20) days (or as soon as practicable thereafter, not to exceed thirty (30) days) following the end of each calendar month. The Company shall prepare in good faith and deliver to Buyer the Closing Balance Sheet, the calculation of the Proforma Net Worth and related certificate in the manner and at the time specified in this Agreement.

      8.7. NOTICE OF INVESTIGATIONS, AUDITS, STATUS OF APPROVALS AND FILINGS, ETC. The Company shall promptly deliver to Buyer, any review, audit or investigation report issued by any Person with respect to the Company that occurs between the date hereof and Closing or any draft thereof that has been delivered to or otherwise obtained by the Company. The Parties shall also keep the other Party informed, not less than weekly during the Pre-Closing Period, regarding the status of any of the filings or approvals required pursuant to this Agreement and promptly deliver to the other Party any material written correspondence relating thereto.

      8.8.  EMPLOYEE MATTERS.

            (i) At least thirty (30) days prior to Closing, Buyer shall provide Sellers with a list of employees who shall be terminated by the Company (and the Company shall thereafter terminate such employees), effective as of the Closing; provided, that the Company shall not be required to take any action that would create liability pursuant to the Federal Worker Adjustment and Retraining Notification Act, 20 C.F.R. Section 639. To the extent the Company makes arrangements regarding severance or stay bonuses for such employees prior to Closing, such amounts shall be included in the liabilities on the Closing Balance Sheet, if unpaid at Closing.

            (ii) Prior to Closing, the Company shall, if requested by Buyer, terminate all existing Employee Benefit Plans, including any 401(k) plan and all severance policies with no further liability to the Company. Notice of the termination, if so requested by Buyer, shall be provided to employees of the Company prior to Closing.

            (iii) Immediately following the Closing, the employees of the Company that Buyer agrees to cause the Company to employ following the Closing shall be eligible to participate in the applicable Employee Benefit Plans in which similarly situated employees of Buyer participate, to the same extent as similarly situated employees of Buyer; provided, however, that the foregoing shall in no event obligate the Company to continue the employment of such persons for any period following the Closing Date. With respect to each Buyer Employee Benefit Plan that is an "employee benefit plan," as defined in ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, service with the Company shall be treated as service with Buyer; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

      8.9. TAX MATTERS. During the Pre-Closing Period, without the prior written consent of Buyer (not to be unreasonably withheld), except as required by applicable law (provided that prompt notice is provided to Buyer), neither Sellers nor the Company shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax benefit of Buyer, the Company or any of their Affiliates. Furthermore, with respect to any Tax period ending on or before Closing, Sellers shall not and shall cause the Company not to treat any Schedule M-1 items for federal income Tax purposes in a manner inconsistent with the treatment of such items on income Tax returns previously filed by the Company as of the date of this Agreement. Until the Closing, the Sellers agree not to cause the Company to take any action that would result in the loss of it status as a Subchapter S Corporation as defined in the Code. The final federal and state Tax returns for the Company for the year ended December 31, 2005 will be provided to Buyer for review prior to Closing. The parties acknowledge that the Closing will cause the "S" election of the Company to be terminated and the Sellers and Buyer agree to elect to assign profit or loss under the "normal tax accounting rules" by closing its books as of the Closing Date and treating the period before the Closing and the period after the Closing as different accounting years pursuant to Section 1362(e) of the Internal Revenue Code. The Parties agree to execute such elections as shall be necessary in order to permit such reporting.

      8.10. EXCLUSIVITY. During the Pre-Closing Period, Sellers and the Company will not and will cause their representatives not to, directly or indirectly,
(i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Company Stock, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, share exchange, tender offer or otherwise), or any other reorganization, recapitalization or similar transaction involving the Company or its assets, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate or encourage in any other matter any effort or attempt by any Person to do or seek any of the foregoing. Sellers and the Company shall notify Buyer promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing, including a description of the proposed transaction and the identity of the Person. If any of the provisions of this paragraph are breached and the transactions contemplated hereby are not consummated for any reason, the Company shall (and Sellers shall cause the Company to) promptly reimburse Buyer and its Affiliates for all out-of-pocket fees and expenses incurred before or after the date of this Agreement by Buyer and its Affiliates related to the transactions contemplated hereby, including reasonable fees and expenses of legal counsel, accountants and other consultants and advisors retained by Buyer and its Affiliates in connection with the transactions contemplated hereby. The foregoing provisions are in addition to, and not in derogation of, any statutory or other remedy at law or equity that Buyer and its Affiliates may have for a breach of this SECTION 8.10.

      8.11. NOTICE OF DEVELOPMENTS. Each party shall promptly notify the other parties in writing upon (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could be reasonably likely to cause any representation or warranty of either party contained in this Agreement or any related document to be untrue or inaccurate at any time during the Pre-Closing Period, (b) any breach or failure of any Party hereto or any officer, director, employee or Affiliate or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any related document, or (c) any other event or development affecting the ability of a Party to consummate the transactions contemplated by this Agreement or any related documents. Notwithstanding the foregoing, no disclosure shall be deemed to amend or supplement the Disclosure Schedules hereto, to prevent or cure any misrepresentation, breach of warranty or breach of covenant, to constitute or give rise to a waiver by the non-breaching party of any condition set forth in this Agreement, or to otherwise limit the remedies available to the non-breaching party under this Agreement (whether prior to or after the Closing).

      8.12. RELEASES. During the Pre-Closing Period, Sellers shall use their best efforts to cause the Company to be released from all liabilities and obligations pursuant to the agreements listed on Schedule 10.2(ix). The Parties best efforts pursuant to this SECTION 8.12 shall include, but not be limited to, entering into guaranty agreements with third parties to induce such parties to so release the Company or the Sellers, as applicable.

                                   SECTION 9.
                         OTHER COVENANTS AND AGREEMENTS

      9.1. FURTHER ACTION. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request.

      9.2. EXPENSES. Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect. All costs and expenses incurred by Sellers or the Company in connection with the transactions contemplated by this Agreement shall be paid prior to the Closing or fully accrued on the Closing Date Balance Sheet.

      9.3. PUBLICITY. Except as may otherwise be required under applicable Law (including, in the case of Buyer, federal securities Laws), or, with respect to Buyer, recommended by counsel, prior to the Closing (i) neither Sellers, the Company nor Buyer shall make any public announcement with respect to this Agreement or the transactions contemplated hereby without the express prior consent of the other Party, and (ii) each Party shall hold in confidence and use its reasonable efforts to have all of their officers, directors, employees, trustees and agents hold in confidence the terms of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, (i) each Party may discuss the terms of this Agreement and the transactions contemplated hereby without the prior approval of the other Party to the extent the same are made publicly available through the filings with the Florida Office of Insurance Regulation contemplated hereby, and (ii) Buyer may disclose the terms of this Agreement and the transactions contemplated hereby in reports filed with the Securities and Exchange Commission and the New York Stock Exchange.

      9.4.  TAX MATTERS.

            (i) Tax Returns. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Sellers shall pay all Taxes shown thereon as due from the Company to the extent such Taxes were not accrued on the Closing Balance Sheet. The Company shall allow Buyer to review and comment on each such Tax Returns described in the preceding sentence prior to filing.

            (ii) Control of Contest. Provided that the amount of the Tax claim does not exceed (when combined with all other claims for indemnification asserted against the Sellers) the amount for which Sellers are liable under this Agreement (taking into account the limits on indemnification set forth in this Agreement), Sellers shall have the right, at their own expense, to control any audit or determination by any taxing authority, initiate any claim for refund or amended Tax return and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes for any taxable period prior to Closing for which Sellers is charged with liability for payment of Tax under this Agreement; provided that Buyer shall have the right to participate on the Company's behalf and Buyer's consent (not to be unreasonably withheld) shall be required for any settlement of such matter. In the event that Buyer control such matter, the Sellers shall have the right to reasonably participate in such matter and Sellers' consent (not to be unreasonably withheld) shall be required for any settlement of such matter. Each Party will allow the other and its counsel and its accountants (at its or its own expense) to be represented during any audits of Tax returns to the extent that disputed items therein relate to the Company. Buyer shall undertake or authorize actions of the Company as requested by Sellers with respect to this SECTION 9.4(ii).

            (iii) General. Each of Buyer and Sellers shall provide the other, and Buyer shall following the Closing cause the Company to provide to Sellers, with the right to have reasonable access to personnel, and to copy and use, any records or information that may be relevant in connection with the preparation of any Tax returns, any audit or other examination by any taxing authority or any litigation relating to liability for Taxes. Information required in the filing of any Tax return shall be provided to the other Party not less than thirty (30) days before such Tax return is due. Sellers and Buyer shall retain all records relating to Taxes for as long as the statute of limitations with respect thereto shall remain open.

            (iv) Code Section 338(h)(10) Election. If requested by Buyer, each Seller shall join with Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of Company Stock hereunder (collectively, a "Section 338(h)(10) Election"). If Buyer and Sellers make the Section 338(h)(10) Election, Buyer and Sellers agree that the Purchase Price and the liabilities of Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder and the Allocation Schedule attached hereto, and Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

      9.5.  NON-COMPETE; NON-SOLICITATION.

            (i) Each Seller hereby acknowledges that such Seller is familiar with the Company's trade secrets and with other Confidential Information. Each Seller acknowledges and agrees that

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      the Company would be irreparably damaged if such Seller were to provide services to or otherwise participate in the business of any Person competing with the Company in a similar business and that any such competition by such Seller would result in a significant loss of goodwill by the Company. Each Seller further acknowledges and agrees that the covenants and agreements set forth in this SECTION 9.5 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that none of Buyer or its Affiliates a would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Seller breached the provisions of this SECTION 9.5. Therefore, in further consideration of the amounts to be paid hereunder for such Seller's Company Stock and the goodwill of the Company sold by Sellers, Sellers covenant and agree that they will not, and will cause their Affiliates not to, without the prior written consent of Buyer, engage, directly or indirectly, in the business of owning, operating, underwriting, administering or managing a health maintenance organization, preferred provider product, other health insurance product or any other form of health insurance or benefit plan, including without limitation, the operation of a rental network, or direct customer contracting, for a period of three (3) years following the Closing Date in any county in the State of Florida in which the Company operates as of the Closing Date.

            (ii) Each Seller agrees that until the third anniversary of the Closing such Seller shall not (and shall cause such Seller's Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates, or in any way interfere with the relationship between the Company or any of its Affiliates and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Affiliates at any time during the one-year period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this SECTION 9.5 that any such hiring within such one-year period is in violation of clause (i) above), or (iii) for so long as such Seller has continuing obligations under SECTION 9.5(i) above, induce or attempt to induce any customer, supplier, provider, licensee, licensor or other business relation of the Company or any of its Affiliates (including any Person that was a customer, supplier, provider, licensee or other business relation of the Company or any of its Affiliates at any time during the 12 month period immediately prior to such inducement or attempt to induce) to cease doing business with the Company or any of its Affiliates, or in any way seek to interfere with or adversely modify the relationship between any such customer, supplier, provider, licensee or business relation and the Company or any of its Affiliates. Notwithstanding the foregoing, nothing in this SECTION 9.5(ii) shall prohibit Sellers or their Affiliates from employing an individual
      (a) with the consent of Buyer, (b) who responded to general solicitations in publications or on websites, or through the use of search firms, so long as such general solicitations or search firm activities are not targeted specifically at an employee of the Company or any of its Affiliates, or (c) who was not an employee of the Company following the Closing Date.

            (iii) Nothing contained herein shall limit the right of Sellers or its Affiliates to maintain any ownership interest of two percent (2%) or less of the outstanding equity securities of any publicly traded corporation. Additionally, nothing contained herein shall be deemed to prohibit Sellers from owning stock or serving as officers and directors in Medical Centers of South Florida, Inc. or Intramed, Inc. (provided that, and for so long as, such companies are not performing activities competitive with the business of the Company as conducted on the Closing
      Date), or prohibit any relationships following the Closing as may be expressly provided for under the Medical Group Services Agreement.

            (iv) Each Seller agrees that such Seller shall not (and each Seller shall cause such Seller's Affiliates not to) (i) make any negative or derogatory statement or communication regarding Buyer, the Company or any of their respective parents, subsidiaries or employees with the intent to harm the Company or Buyer or such parents, subsidiaries or employees or
      (ii) make any disparaging statement or communication regarding Buyer, the Company or any of their respective Affiliates or employees. Buyer shall not make any derogatory or disparaging statement or communication regarding any Seller with the intent to harm such Persons. Nothing in this
      SECTION 9.5(iv) will prohibit the making of any truthful statements made by any Person in response to a lawful subpoena or legal proceeding or to enforce such Person's rights under this Agreement and the other related documents, or in connection with any Action by or investigation or audit by a Governmental Authority.

            (v) If, at the time of enforcement of the covenants contained in this SECTION 9.5 (the "Restrictive Covenants"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances (not to exceed the time period or area specified herein) shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Each Seller has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company's business and the substantial investment in the Company made by Buyer hereunder. Each Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale by such Seller of such Seller's Company Stock and the goodwill of the Company's business and not directly or indirectly in connection with any other relationship with the Company.

            (vi) If any Seller or an Affiliate under the control of any Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer, the Company or any of their respective Affiliates at law or in equity:

                  (a) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

                  (b) the right and remedy to require such Seller to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants from the date such Seller was actually aware or was notified that such Seller was in breach of any of the Restrictive Covenants.

            (vii) In the event of any breach or violation by Sellers of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

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

      9.6. TRANSITION. The Sellers will not take any action that is designed or intended to have the effect of discouraging any customer, member, payor, vendor, provider or other business associate of the Company from maintaining the same business relationship with the Company after the Closing as it maintained with the Company prior to Closing.

      9.7. DISCLOSURE OF CONFIDENTIAL INFORMATION. During the Pre-Closing Period, the Company and each Seller agrees not to disclose, disseminate, divulge, discuss, copy or otherwise use in competition with, or use in a manner harmful to the interests of, the Company, at any time (and the Company shall cause each of its representatives and employees not to use or disclose at any time) any Confidential Information, except to the extent that such disclosure or use is directly related to and required by such employee's performance of duties assigned to such person by the Company in the Ordinary Course of Business or except as may be required by Law or necessary in connection with any dealings with any Governmental Authority. The Company agrees to use best efforts to take all appropriate steps to safeguard such Confidential Information and to protect it against disclosure. From and after the Closing, except as may be required by Law or necessary in connection with any dealings with any Governmental Authority, Sellers will not, and will cause their Affiliates not to, disclose, disseminate, divulge, discuss, copy or otherwise use in competition with, or use in a manner harmful to the interests of, the Company any Confidential Information, including the financial information provided to Sellers pursuant to Sections 3.4(i) and (iii). Confidential Information may be disclosed to third parties in connection with any approvals required hereunder only with and to the extent of the Buyer's prior written consent.

      9.8. ACCESS TO INFORMATION FOLLOWING CLOSING. Prior to the Closing, the Sellers may, at their expense, make copies of any and all records of the Company which the Sellers are required to maintain by Law. The Parties acknowledge that, subsequent to the Closing Date, Sellers may need access to information, documents, or computer data in the control or possession of the Company or the Buyer, and Sellers may need to review and/or copy documents or other information relating to the Company for purposes of concluding or evidencing the transactions contemplated herein and for audits, investigations, compliance with requirements, rules and requests of Governmental Authorities, and the prosecution or defense of third-party claims. Accordingly, after the Closing Date, Buyer agrees that it will make available, during normal business hours and in such manner as will not disrupt the operations of the Company, to Sellers and its agents and independent auditors such documents and information as may be available relating to the Company in respect of periods prior to the Closing Date and will permit Sellers to make copies thereof (to the extent the same does not constitute Confidential Information) at Sellers' expense.

      9.9. USE OF BUSINESS NAME. After the Closing, the Sellers will not, directly or indirectly, use or do business, or allow any Affiliate to use or do business, or assist any third party in using or doing business, under or using the name "America's Health Choice" or any other name confusingly similar thereto and will promptly change, and provide evidence of such change to Buyer, the name of any Affiliates containing any such name or similar name.

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

                                   SECTION 10.
                              CONDITIONS TO CLOSING

      10.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of each Party to consummate the transactions contemplated herein are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

            (i) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the transactions provided for hereby or which could have a Material Adverse Effect on the Company.

            (ii) No Proceedings or Litigation. No Action by any Governmental Authority or other Person shall have been instituted which could have a Material Adverse Effect on the Company or challenges the consummation of the transactions contemplated hereby.

      10.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated herein are also subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

            (i) Representations, Warranties and Covenants. All representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except for those representations or warranties limited by materiality or the existence of a Material Adverse Effect, which shall be true and correct in all respects) (without giving effect to any disclosure pursuant to SECTION 8.11); no Material Adverse Change shall have occurred since December 31, 2005; and the Company and Sellers shall have performed, complied with and satisfied in all material respects all agreements and covenants required hereby to be performed by them prior to or on the Closing Date (without giving effect to any qualifications which would have the effect of making such provisions less restrictive and any disclosure pursuant to SECTION 8.11). A duly authorized officer of the Company and Sellers shall have delivered to Buyer a certificate dated the Closing Date to such effect.

            (ii) Membership. The Company shall not have less than 12,000 members in its Medicare Advantage plan), and a duly authorized officer of the Company and Sellers shall have delivered to Buyer a certificate dated the Closing Date to such effect.

            (iii) Approvals and Consents. The Parties shall have received, in form and substance satisfactory to the Buyer, all authorizations, Permits, consents, bonds, certificates, registrations, accreditations, Orders and approvals of Governmental Authorities and other third parties listed on
      Schedule 5.9 and Schedule 7.4 or otherwise necessary to conduct the Business as presently conducted or proposed to be conducted.

            (iv) CMS Approval. The Centers for Medicare and Medicaid Services shall have confirmed that the Company's Medicare business will, post-Closing, not be subject to any corrective action plan or other formal regulatory supervisory action, except as set forth in that certain Settlement Agreement, dated April 28, 2006, between the Company and CMS.

            (v) Medical Group Services Agreement. The Medical Group Services Agreement, which was executed and delivered simultaneously herewith, in the form of Exhibit 10.2(v) (the "Medical Group Agreement") shall be in full force and effect and Medical Resources, LLC shall not be in breach or default in any material respect of any of the terms of such agreement.

            (vi) Transfer of Clinic Assets, Excluded Assets and Related Liabilities. The Company shall have transferred to Medical Resources, LLC or another Person acceptable to Buyer the Clinic Assets, and such Person(s) shall have assumed, to Buyer's satisfaction, all liabilities of any nature of the Company (a) related to the Clinic Assets, or (b) not otherwise directly related to, or required for the operation of, the Company's Medicare and Medicaid business. The Clinic Assets and liabilities to be transferred are set forth on Schedule 10.2(vi). Sellers and the Company may, with the consent of Buyer, update Schedule 10.2(vi) prior to the Closing Date. Additionally, the Company shall have transferred to Sellers the Excluded Assets, and Sellers shall have assumed, to Buyer's satisfaction, all liabilities of any nature of the Company related to Excluded Assets.

            (vii) Management Agreement. The Management Agreement, which was executed and delivered simultaneously herewith, in the form of Exhibit 10.2(vii) (the "Management Agreement") shall be in full force and effect and the Company shall not be in breach or default in any material respect of any of the terms of such agreement.

            (viii) Lease Assignments. The Company and the landlords shall have executed and delivered to Buyer third party lease assignments with respect to the facilities listed on Schedule 10.2(viii), in a form satisfactory to Buyer, providing that the Company shall have no continuing liability with respect to such facilities and that all breaches of such lease on or prior to the date of such assignment shall have been waived.

            (ix) Termination of Certain Contracts. The contracts listed on
      Schedule 10.2(ix) shall have been terminated or amended, effective as of the Closing Date, in a form satisfactory to Buyer, as indicated on
      Schedule 10.2(ix).

            (x) Due Diligence. The Buyer shall be satisfied in its reasonable and good faith discretion with the results of its due diligence investigation and review of the Company and its Business, properties, assets and liabilities, including, without limitation, business, legal, environmental, information technology, tax and accounting investigations.

            (xi) No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Company Stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the purchase price payable for the Company Stock.

            (xii) Termination of Medical Resources Letter of Credit. The Medical Resources Letter of Credit shall have been terminated to Buyer's reasonable satisfaction.

            (xiii) Option. Buyer, the Option Entities and the owners of the Option Entities shall have entered into the Option and Asset Purchase Agreement in the form of Exhibit 10.2(xiii) (the "Option").

            (xiv) Closing Documents and Deliveries. Sellers shall have delivered to Buyer the following:

                  (a) certificates representing the Company Stock, properly
            endorsed in blank for transfer, together with any stock transfer powers or other instruments, appropriately executed, as may be necessary to transfer the Company Stock to Buyer or an Affiliate of Buyer as designated by Buyer;

                  (b) a copy of the Company's articles of incorporation
            certified by the Secretary of State of Florida;

                  (c) a copy of the Company's corporate bylaws certified by its secretary;

                  (d) a certificate of good standing of the Company from the
            State of Florida dated as of a recent date;

                  (e) a certified copy of the resolutions and other requisite corporate actions of the Company and Sellers, authorizing the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby;

                  (f) a certificate, in form and substance satisfactory to
            Buyer, of each of Sellers and the Company in accordance with SECTION 10.2(xiv)(i);

                  (g) an opinion of Greenspoon Marder, P.A., counsel to Sellers and the Company, substantially in the form of Exhibit 10.2(xiv)(g);

                  (h) the Escrow Agreement executed by Sellers, substantially in the form of Exhibit 10.2(xiv)(h) (the "Escrow Agreement");

                  (i) separate letters of resignation signed by each director and officer of the Company as designated by the Buyer, to be effective on the Closing Date;

                  (j) evidence (in form and substance reasonably satisfactory to
            Buyer) that the Company's and Sellers' legal counsel, investment bankers, brokers and other agents and representatives have been paid in full and that the Company does not have any liability to any of the foregoing persons or, to the extent being paid by Sellers at Closing, delivered to Buyer payoff letters with respect to all unpaid amounts relating to the transaction of otherwise (on terms and conditions reasonably satisfactory to Buyer);

                  (k) evidence (in form and substance reasonably satisfactory to
            Buyer) that the Company's outstanding Indebtedness has been paid in full and Sellers shall have obtained releases of all Liens other than Permitted Liens relating to the assets and properties of the Company or, to the extent such Indebtedness is being repaid by Sellers at Closing, delivered to Buyer and Buyer's lenders payoff letters with respect to all Indebtedness outstanding as of the Closing (in each case on terms and conditions reasonably satisfactory to Buyer);

                  (l) a non-foreign affidavit dated as of the Closing Date and in form and substance required under the U.S. Treasury regulations issued pursuant to Section 1445 of the Code so that Buyer is exempt from withholding any portion of the Purchase Price hereunder;

                  (m) the documents necessary for Sellers and Buyer to make the
            338(h)(10) Election (if requested by Buyer); and

                  (n) all corporate books and records and other property of the
            Company in their possession, if any.

      All proceedings to be taken by Sellers or the Company in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Sellers or the Company to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer. Any condition specified above may be waived if such waiver is set forth in a writing duly executed by the Buyer.

      10.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of Sellers to consummate the transactions contemplated herein are also subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

            (i) Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except for those representations or warranties limited by materiality or the existence of a Material Adverse Effect, which shall be true and correct in all respects) (without giving effect to any disclosure pursuant to SECTION 8.11), and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date. A duly authorized officer of Buyer shall have delivered to Sellers a certificate dated the Closing Date to such effect.

            (ii) Governmental Approvals and Consents. Buyer shall have received all authorizations, consents, and approvals of Governmental Authorities listed on Schedule 7.4.

            (iii) Closing Documents and Deliveries. Buyer shall have delivered to Sellers or the other persons described in SECTION 3.2, as applicable, the following:

                  (a) the Purchase Price by wire transfer of immediately
            available funds as described in SECTION 3.2;

                  (b) a copy of the resolutions and other requisite actions of
            Buyer authorizing the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation by Buyer of the transactions contemplated hereby and thereby, which copies have been certified by Buyer's secretary;

                  (c) a certificate of Buyer in accordance with SECTION 10.3(i);

                  (d) an opinion of counsel to Buyer, substantially in the form of Exhibit 10.3(iii)(d); and

                  (e) the Escrow Agreement and the Option.

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

      All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Sellers. Any condition specified above may be waived if such waiver is set forth in a writing duly executed by the Sellers.

                                   SECTION 11.
                                 INDEMNIFICATION

      11.1. INDEMNIFICATION BY THE PARTIES.

            (i) Indemnification by Sellers. Subject to SECTION 11.2 below, Sellers (and the Company, if prior to Closing), shall jointly and severally indemnify and hold Buyer and its Affiliates (including the Company after the Closing), stockholders, officers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the "Buyer Parties") harmless from and against any and all liabilities, damages, losses, claims, Taxes, deficiencies, demands, settlements, costs or expenses (including interest, fines, penalties, reasonable attorneys' fees and expenses, investigation expenses, court costs and fees of expert witnesses) (all of the foregoing hereinafter collectively referred to as the "Claims") that Buyer Parties shall suffer or incur connected with, arising out of or otherwise relating to (except and solely to the extent fully reserved for on the Settlement Balance Sheet and/or otherwise reflected in any post-Closing purchase price adjustment pursuant to
      SECTION 3.4):

                  (a) any Pre-Closing Liabilities;

                  (b) any untruth or error in any representation or warranty, or any breach, default or failure to fully perform in any covenant or agreement of Sellers or the Company hereunder or in any document delivered by Sellers or the Company in connection herewith (without regard to any materiality, Material Adverse Effect or other qualifications which have the effect of making such provisions less restrictive and without regard to any disclosures pursuant to
            SECTION 8.3);

                  (c) any Action, demand, proceeding, investigation or Claim by any Person against or affecting the Company or Buyer which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties, covenants or agreements of the Company or the Sellers under this Agreement or in any document delivered by Sellers or the Company in connection herewith (without regard to any materiality, Material Adverse Effect or other qualifications that have the effect of making such provisions less restrictive and without regard to any disclosures pursuant to SECTION 8.3);

                  (d) any Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date;

                  (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or the Company (or any Person acting on their behalf), or any other costs or expenses of Sellers, in connection with the transactions contemplated by this Agreement;

                  (f) any liabilities (whenever arising) relating to the Clinic
            Assets, the operation of medical clinics by Affiliates of the Company, or the Excluded Assets;

                  (g) (i) with respect to the leases set forth on Schedule
            10.2(viii) or any other leases relating to Family Futures, LLC or Medical Resources, LLC that were guaranteed by the Company or pursuant to which the Company was at any time liable, any liabilities (including liabilities under any Environmental and Safety Requirements) relating (whenever arising) to the ownership, operation or use by any Person of such property, or any hazardous materials or other contaminants that were at any time present at any of those locations or were or are part of or related to the Clinic Assets, and (ii) with respect to any leases assumed by the Buyer or otherwise retained by the Company, any liabilities (including liabilities under any Environmental and Safety Requirements) relating (whenever arising) to the ownership, operation or use by any Person at any time on or prior to the Closing Date of such property, or any hazardous materials or other contaminants that were at any time on or prior to the Closing Date present at any of those locations;

                  (h) any of the matters set forth on the Indemnification
            Schedule attached hereto.

            Notwithstanding the foregoing, from and after the final resolution of the Settlement Balance Sheet as set forth in SECTION 3.4, and except with respect to matters specified in subsections (a), (d), (e), (f), (g) and (h) above, any Claims related to post-Closing covenants and agreements of the Sellers', or any Claims against Buyer or the Company by a person other than Sellers, the Sellers shall not be liable for any indemnification payment hereunder unless and until the aggregate amount of Buyer Parties' Claims hereunder exceed Two Hundred and Fifty Thousand Dollars ($250,000) (the "Indemnification Threshold"). Notwithstanding the foregoing, no Buyer Party may make any single Claim or series of similar or related Claims with respect to matters specified in subsections (b) and
      (c) above (other than any Claims against Buyer or the Company by a person other than Sellers) unless the losses with respect to any such single Claim or series of similar or related Claims, in the aggregate, exceed $25,000 (and any Buyer Party may thereafter recover the entire amount of any such losses, subject to the Indemnification Threshold). Once the Indemnification Threshold is exceeded, the Buyer Parties shall be entitled to recover for Buyer Parties' Claims from the first dollar, including the amount of the Indemnification Threshold. Claims with respect to matters specified in subsections (a), (d), (e), (f), (g) and (h) above, any Claims related to post-Closing covenants and agreements of the Sellers', or any Claims against Buyer or the Company by a person other than Sellers shall not be subject to the Indemnification Threshold or the $25,000 limit described above. Except in cases of intentional misstatement, fraudulent misrepresentation or deceit, the aggregate indemnification payments to be made pursuant to subsections (b) and (c) of this SECTION 11 shall not exceed Ten Million Dollars ($10,000,000) and the aggregate of all indemnification payments to be made pursuant to this SECTION 11 shall not exceed Fifty Million Dollars ($50,000,000). Buyer and Sellers acknowledge and agree that nothing in this Agreement shall limit or restrict the Buyer Parties' rights to assert any Claim based upon subsections (a), (d), (e),
      (f), (g) and (h) above or any Claim against Buyer or the Company by a person other than Sellers, even if Buyer could have made such claim under subsections (b) or (c) above. Any such claims pursuant to subsections (a),
      (d), (e), (f), (g) and (h) above or any Claim against Buyer or the Company by a person other than Sellers shall not be subject to the limitations applicable to claims pursuant to subsections (b) and (c) described above.

            (ii) Indemnification by Buyer. Buyer shall indemnify and hold harmless Sellers from and against any and all Claims which Sellers shall suffer or incur connected with or arising out of:

                  (a) any untruth or error in any representation or warranty, any breach or default in any covenant made by Buyer hereunder or in any document delivered by Buyer in connection therewith; or

                  (b) Buyer's operation of the Business after the Closing Date, but solely to the extent the Claim arose as a result of actions of Buyer occurring after the Closing Date.

            Notwithstanding the foregoing, from and after the final resolution of the Settlement Balance Sheet as set forth in SECTION 3.4, and except as any of the Claims relate to post-Closing covenants and agreements of Buyer, Buyer shall not be liable for any indemnification payment hereunder unless and until the aggregate amounts of Sellers' Claims hereunder exceed the Indemnification Threshold. Notwithstanding the foregoing, Sellers may not make any claim for indemnification for any single Claim or series of similar or related Claims unless the losses with respect to any such single Claim or series of similar or related Claims, in the aggregate, exceed $25,000 (and Sellers may thereafter recover the entire amount of any such losses, subject to the Indemnification Threshold). Once the Indemnification Threshold is exceeded, the Sellers shall be entitled to recover for Sellers' Claims from the first dollar, including the amount of the Indemnification Threshold.

      11.2. PROCEDURE FOR INDEMNIFICATION CLAIMS - THIRD PARTY CLAIMS.

            (i) Promptly after receipt by a Person entitled to indemnification under Section 11.1 (the "Indemnitee") of notice of the commencement of any Action against it, such Indemnitee will, if a claim is to be made against a party obligated to indemnify under such Section (the "Indemnitor"), give notice to the Indemnitor of the commencement of such Action, but the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such Action is materially prejudiced by the Indemnitee's failure to give such notice.

            (ii) If any Action is brought against an Indemnitee and it gives notice to the Indemnitor of the commencement of such Action, the Indemnitor will be entitled to participate in such Action and, to the extent that it wishes (unless (a) the Indemnitor is also a party to such Action and the Indemnitee determines in good faith that joint representation would be inappropriate, or (b) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Action and provide indemnification with respect to such Action) to assume the defense of such Action with counsel satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this SECTION 11 for any fees or other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the Indemnitee in connection with the defense of such Action, other than reasonable costs of investigation. If the Indemnitor assumes the defense of an Action, (a) it will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification; (b) no compromise or settlement of such claims may be effected by the Indemnitor without the Indemnitee's consent unless (1) there is no finding or admission of any violation of any Law or Order or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (c) the Indemnitor will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnitor of the commencement of any Action and the Indemnitor does not, within ten business days after the Indemnitee's notice is given, give notice to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnitee.

            (iii) Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such Action, but the Indemnitor will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

            (iv) Each Party hereby consents to the non-exclusive jurisdiction of any court in which an Action is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Action or the matters alleged therein, and agree that process may be served on them with respect to such a claim anywhere in the world.

      11.3. EFFECT OF WAIVER OF CLOSING CONDITION. The waiver, in accordance with SECTION 10 above, of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based on such representation, warranty, covenant or obligation.

      11.4. MANNER OF PAYMENT. Any indemnification payment pursuant to this
SECTION 11 shall be made within three (3) days after the submission of the Claim (specifying the applicable subsection of SECTION 11.1 or 11.2 pursuant to which the Claim is being made) to the Indemnitor by the Indemnitee or, with respect to third party Claims, the final determination thereof. Any such indemnification payments shall include interest at the Applicable Rate, from the date any related loss or expense is suffered or sustained to the date of payment. In the event any Buyer Party has made a Claim for indemnification against Sellers hereunder or Sellers or their Affiliates have breached any provision of this Agreement, the Buyer Parties may offset their damages against any amounts owed by the Buyer Parties to Sellers or their Affiliates pursuant to this Agreement.

      11.5. SURVIVAL OF SELLERS' OBLIGATIONS.

            (i) Sellers' obligations under SECTIONS 11.1(i)(b) and (c) shall survive the Closing until the eighteen (18) month anniversary of the Closing Date, except that obligations regarding breaches or defaults in covenants and any untruth or error in any of the representations and warranties contained in SECTIONS 5.1, 5.2, 5.3, 5.7, 5.17, 5.19 and 5.20 shall survive until the expiration of the applicable statute of limitation date.

            (ii) Sellers' obligations under SECTION 11.1(i)(a), (d), (e), (f),
      (g) and (h) shall survive until the expiration of the applicable statutes of limitation, if any.

      11.6. SURVIVAL OF BUYER'S OBLIGATIONS. Buyer's obligations under SECTION 11.1(ii) shall survive until the eighteen (18) month anniversary of the Closing Date.

      11.7. SURVIVAL OF CLAIMS. No Claim shall be brought under this SECTION 11 unless the Indemnitee, at any time prior to the applicable survival date, if any, gives the Indemnitor written notice of the existence of any such Claim or potential Claim, including any third party Claim. Upon the giving of written notice, the indemnity with respect thereto shall survive the time at which it would otherwise terminate pursuant to this SECTION 11 (regardless of when the Losses in respect thereof may actually be incurred) and the Indemnitee shall have the right to commence legal proceedings subsequent to the survival date for the enforcement of their rights under this SECTION 11.

      11.8. INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE. THE INDEMNIFICATION PROVISIONS IN THIS SECTION 11 WILL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR ENVIRONMENTAL OR SAFETY REQUIREMENT, FRAUDULENT TRANSFER ACT, PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

      11.9. TAX BENEFIT. The amount of any loss subject to indemnification under this SECTION 11 shall initially be calculated without regard to any Tax Benefit. If the Indemnitee receives a Tax Benefit on account of such loss, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized by the Indemnitee. For purposes hereof, "Tax Benefit" shall mean any refund of Taxes paid or reduction in the amount of Taxes which are paid or otherwise would have been paid, if such loss had not been incurred, calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such loss for which indemnification was made and treating such Tax items as the last items claimed for any taxable year.

      11.10. INSURANCE. The Buyer and Sellers agree that with respect to any Claim, the Company shall use its reasonable best efforts to utilize the benefit of any insurance or reinsurance coverage purchased by the Company at or prior to the Closing Date that might provide coverage for any of the Claims. Notwithstanding anything to the contrary in this Agreement, to the extent that an Indemnitee receives insurance proceeds as a result of any loss related to a Claim, the Indemnitee shall pay the amount of such insurance proceeds or recovery to the Indemnitor promptly after such insurance proceeds are actually received by the Indemnitee; provided that (i) Indemnitor shall not be entitled to any such insurance proceeds in excess of the indemnification payment or payments actually received from the Indemnitor by Indemnitee with respect to such loss, and (ii) Indemnitor shall only be entitled to such insurance proceeds to the extent that (x) the amount of any payment actually received from the Indemnitor by Indemnitee with respect to such loss plus the amount of any insurance proceeds with respect to such loss is greater than (y) the amount of such loss to the Indemnitee.

      11.11. REDUCTION IN PURCHASE PRICE. In the event Sellers are required to make an indemnification payment hereunder, the amount of such payment shall be deemed to be a reduction in the Purchase Price paid under this Agreement.

      11.12. OTHER LIMITATIONS. Notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnitor be liable for any exemplary or punitive damages which would cause the Indemnitee to recover more than the actual amount of any loss, cost or expense sustained or suffered by an Indemnitee in connection with any Claim, other than awards for exemplary or punitive damages paid or payable or otherwise incurred by any Indemnitee arising out of any third-party Claim (provided that this exclusion is not intended to limit recovery for lost profits, consequential damages or any other liabilities or damages to the extent actually sustained or suffered by any Indemnitee).

      11.13. CERTAIN WAIVERS; ETC. Without limiting any remedies against Sellers hereunder, the representations, warranties and covenants of the Company set forth herein shall terminate effective upon the Closing and shall be of no further force or effect. Each Seller hereby agrees that such Seller shall not make any Claim for indemnification against Buyer, the Company or any of their respective Affiliates by reason of the fact that such Seller is or was an equityholder the Company or is or was serving at the request of the Company as a partner, trustee or agent of another entity (whether such Claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such Claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any Action brought by the Buyer Parties against Sellers pursuant to this Agreement or applicable law or otherwise, and each Seller hereby acknowledges and agrees that such Seller shall not have any claim or right to contribution or indemnity from the Company with respect to any amounts paid by it pursuant to this Agreement or otherwise. Effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges the Company and its Affiliates from any and all liabilities and obligations to him or her of any kind or nature whatsoever, whether in his or her capacity as a stockholder of the Company or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered in connection herewith) or otherwise at law or equity, and each Seller agrees that such Seller shall not seek to recover any amounts in connection therewith or thereunder from the Company or any of its Affiliates. In no event shall the Company or any of its Affiliates have any liability whatsoever to any of the Sellers for any breaches of the representations, warranties, agreements or covenants of the Company hereunder, and in any event none of the Sellers may seek contribution from the Company in respect of any payments required to be made by any of the Sellers pursuant to this Agreement. Additionally, the Buyer agrees not to bring any action against the Sellers following the Closing alleging any breach of fiduciary duty owed by Sellers to the Company.

      11.14. EXCLUSIVE REMEDY. Except in cases of intentional misstatement, fraudulent misrepresentation, or deceit, Buyer, Sellers and the Company acknowledge and agree that the indemnification provisions in this SECTION 11 shall be the exclusive remedy at law of Buyer, Sellers and the Company with respect to the Company and the transactions contemplated by this Agreement.

                                   SECTION 12.
                                   TERMINATION

      12.1. RIGHT TO TERMINATE. This Agreement may be terminated at any time prior to the Closing:

             (i) by mutual written agreement of Sellers and Buyer;

             (ii) by Buyer, if there has been a material violation or breach by Sellers or the Company of any of the representations, warranties or covenants of Sellers or the Company contained in this Agreement which has not been waived in writing or, in the case of any breach of representation, warranty or covenant which is curable, has not been cured to Buyer's reasonable satisfaction within twenty (20) days after written notification thereof by Buyer to Sellers or the Company;

            (iii) by Sellers, if there has been a material violation or breach by Buyer of any of the representations, warranties or covenants of Buyer contained in this Agreement which has not been waived in writing or, in the case of any breach of representation, warranty or covenant which is curable, has not been cured to Sellers' reasonable satisfaction within twenty (20) days after written notification thereof by Sellers or the Company to Buyer;

            (iv) by Buyer, if any condition to Buyer's obligation to proceed with the Closing has not been fully satisfied (or waived, to the extent permitted by this Agreement) by October 31, 2006 (the "Closing Deadline") or becomes impossible to satisfy prior to the Closing Deadline (and has not been waived), unless the failure of such condition results primarily from the breach of a representation, warranty or covenant of Buyer;

            (v) by Sellers, if any condition to Sellers' obligation to proceed with the Closing has not been fully satisfied (or waived, to the extent permitted by this Agreement) by the Closing Deadline or becomes impossible to satisfy prior to the Closing Deadline (and has not been waived), unless the failure of such condition results primarily from the breach of a representation, warranty or covenant of Sellers; or

            (vi) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2006 (the "Walk-Away Date").

            Notwithstanding the foregoing, Buyer may extend the Closing Deadline or Walk-Away Date by up to thirty (30) days upon written notice to Seller in the event the failure to close on or before the Closing Deadline is solely as a result of any delays associated with obtaining the requisite regulatory approvals by the Florida Office of Insurance Regulation or the Centers for Medicare and Medicaid Services (except if such delays are attributable to any breach of Buyer's obligations under this Agreement).

      12.2. EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties under this Agreement will terminate except with respect to SECTION 9.2 and SECTION 13. Each party's right of termination under Section 12.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be deemed an election of remedies the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

      12.3. REMEDIES WITHOUT TERMINATION. In the event that a Party shall fail to proceed with the Closing following the satisfaction or waiver of the applicable conditions set forth in SECTION 10, the other Party may, without terminating this Agreement, assert and pursue any and all rights and remedies available to such Party at law or in equity.

                                   SECTION 13.
                                  MISCELLANEOUS

      13.1. NOTICES. Any notice, consent, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (i) upon delivery if personally delivered, including by a nationally recognized overnight delivery service such as FedEx, or (ii) if delivered by mail or facsimile transmission (with confirmation via mail), when received, each addressed or sent by facsimile transmission as follows (or to such other address as any Party shall specify by written notice so given):

            If to Buyer:

            HealthSpring, Inc.
            44 Vantage Way, Suite 300
            Nashville, Tennessee 37228
            Attention: J. Gentry Barden, Esq.
                       Senior Vice President, Corporate General Counsel and Secretary
                       Fax (615) 401-4566

            with a copy (which shall not constitute notice) to:

            Bass, Berry & Sims PLC
            315 Deaderick Street, Suite 2700
            Nashville, TN 37238
            Attention: J. James Jenkins, Jr., Esq.
                       Fax (615) 742-2736

            If to the Company (if prior to Closing):

            America's Health Choice Medical Plans, Inc.
            1175 South U.S. Highway 1
            Vero Beach, Florida 32962
            Attention: Dr. Walter Janke
                       Fax (772) 794-1386

            with a copy (which shall not constitute notice) to:

            Richard Tuten, Esq.
            Chief Operating Officer
            1175 South U.S. Highway 1
            Vero Beach, Florida 33962
            Fax (772) 794-0023

            If to Sellers:

            Dr. Walter Janke
            2136 Porpoise Point Lane N.
            Vero Beach, Florida 33963
            with a copy (which shall not constitute notice) to:

            Greenspoon Marder, P.A.
            100 W. Cypress Creek Road, Suite 700
            Fort Lauderdale, Florida 33309
            Attention: Gregory Blodig, Esq.
                       Fax (954) 343-6962

      13.2. BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, except where expressly provided, is intended to confer on any Person other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      13.3. ENTIRE AGREEMENT. This Agreement, together with the Disclosure Schedules, exhibits, attachments and other documents contemplated hereby and the Confidentiality Agreement and Consulting Agreement, constitute the final written expression of all of the agreements among the Parties, and is a complete and exclusive statement of those terms and supersedes all understandings and negotiations concerning the matters specified herein. The Parties specifically represent, each to the other, that there are no additional or supplemental agreements among them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any Party unless made in writing and signed by all Parties.

      13.4. GOVERNING LAW; JURISDICTION. THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. THE PARTIES IRREVOCABLY AND EXCLUSIVELY SUBMIT TO THE JURISDICTION OF ANY APPROPRIATE FEDERAL COURT FOR PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT.

      13.5. WAIVER OF JURY TRIAL. The Parties hereto hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive trial by jury and that any action or proceeding whatsoever between them relating to this Agreement or the transactions contemplated hereby shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

      13.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      13.7. WAIVERS. Any Party hereto may, by written notice to the other Party hereto, (i) extend the time for the performance of any of the obligations or other actions of the other Party under this Agreement, or (ii) waive compliance with any of the representations, warranties, obligations, conditions or covenants of the other Party contained in this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provisions hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

      13.8. SURVIVAL. Except as otherwise expressly provided in this Agreement, the covenants, agreements, representations and warranties in this Agreement shall not merge on, and shall survive, the Closing in accordance with the express terms of this Agreement, notwithstanding the Closing or any investigation made by or on behalf of any party, and shall continue in full force and effect. The Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies. Notwithstanding the foregoing, and without limiting any remedies against Sellers hereunder, the representations, warranties and covenants of the Company set forth herein shall terminate effective upon the Closing and shall be of no further force or effect.

      13.9. INDEPENDENCE OF COVENANTS, REPRESENTATIONS AND WARRANTIES. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

      13.10. SCHEDULES AND EXHIBITS. All schedules, including the Disclosure Schedule, and exhibits attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein. Nothing in any schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable schedule or cross-referenced in such other applicable section or schedule. Notwithstanding the foregoing, any disclosures made on a Schedule shall be deemed to modify or otherwise affect any representation or warranty contained in this Agreement where such disclosure's application to such representation or warranty is reasonably apparent to Buyer on its face.

      13.11. INTEREST. Amounts not paid when due hereunder or under any of the related documents shall bear interest from the date originally due (notwithstanding the date of any applicable court order or other resolution) until paid at an annualized interest rate equal to the Prime Rate as of the end of each calendar quarter, as in effect from time to time and as listed in The Wall Street Journal, compounded annually (the "Applicable Rate").

      13.12. REMEDIES CUMULATIVE. Except as expressly set forth in this Agreement, the remedies provided for in this Agreement are intended to be cumulative and shall not be construed to restrict or otherwise affect any other remedies at Law or equity that may be available to the parties in connection with any claim, demand, loss, Liability or obligation arising under this Agreement or in connection with the transactions contemplated hereby, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violations of the provisions of this Agreement or any Related Document. Each of the Parties hereby acknowledges that any breach by it of its obligations under this Agreement could cause substantial and irreparable damage to the other Parties, and that money damages and the indemnity protections provided herein would be inadequate remedies therefor, and accordingly, acknowledges and agrees that each of the other parties shall be entitled to seek an injunction or specific performance to prevent or remedy the breach of such obligations (in addition to the other rights and remedies provided for herein).

      13.13. SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions of this Agreement illegal, inoperative, unenforceable or invalid. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

      13.14. ASSIGNABILITY. Neither this Agreement nor any of the Parties' rights hereunder shall be assignable by any Party hereto without the prior written consent of the other Parties hereto, except that Buyer shall be entitled to freely assign its rights and obligations hereunder to a direct or indirect subsidiary of HealthSpring, Inc., or in connection with the sale of all or substantially all of the assets of Buyer or a direct or indirect subsidiary of HealthSpring, Inc. Buyer may collaterally assign its rights hereunder to any financial institution providing financing in connection with the transactions contemplated by this Agreement, provided that no such assignment or delegation will relieve Buyer from any of its obligations hereunder.

      13.15. PARTICIPATION IN DRAFTING. Each Party acknowledges that it has been represented by counsel in connection with the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the Parties in connection herewith. Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the Parties in connection herewith shall be construed as if drafted jointly by Buyer, on the one hand, and Sellers and the Company, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the Parties in connection herewith.

                  [Remainder of page intentionally left blank]

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

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                  SELLERS

                                   /s/ Walter Janke, M.D.
                                  -------------------------------------------
                                  Dr. Walter Janke

                                   /s/ Lalita Janke
                                  -------------------------------------------
                                  Lalita Janke

                                  AMERICA'S HEALTH CHOICE MEDICAL PLANS, INC.

                                  By: /s/ Walter Janke
                                      ---------------------------------------
                                  Title: C.E.O.

                                  NEWQUEST, LLC

                                  By: /s/ Herbert A. Fritch
                                      ---------------------------------------
                                  Title: President and C.E.O.

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